Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

HIGH MESA HOLDINGS, LP

HIGH MESA HOLDINGS GP, LLC,

ALTA MESA HOLDINGS, LP,

ALTA MESA HOLDINGS GP, LLC,

SILVER RUN ACQUISITION CORPORATION II,

solely for purposes of Section 6.7, Section 10.3 and Section 11.13,

the Contributor Owners party hereto,

and, also for purposes of Section 6.6(j),

Michael E. Ellis

Dated as of August 16, 2017

i

4.15	Taxes	39
4.16	Material Contracts	39
4.17	Alta Mesa Real Property	41
4.18	Oil and Gas Matters	42
4.19	Personal Property	44
4.20	Permits	44
4.21	Environmental Matters	45
4.22	Compensation; Benefits	45
4.23	Employees and Labor Matters	46
4.24	Related Party Transactions	48
4.25	Brokers	48
4.26	Alta Mesa SEC Documents	48
4.27	Information Supplied	49
4.28	Preferential Rights	49
4.29	Credit Support Instruments	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		49

5.1	Organization	49
5.2	Authorization	49
5.3	No Conflicts	50
5.4	Governmental Approvals	50
5.5	Capital Structure	50
5.6	Capitalization of the General Partner and the Partnership	51
5.7	No Undisclosed Liabilities	52
5.8	Buyer SEC Documents	52
5.9	Legal Proceedings	53
5.10	Compliance with Laws and Orders	53
5.11	Brokers	53
5.12	Trust Account	53
5.13	Information Supplied; Proxy Statement	54
5.14	Absence of Certain Changes or Events	54
5.15	No Default	54
5.16	Listing	54
5.17	Financial Resources	55
5.18	Investment Company	55
5.19	Accredited Investor; Investment Intent	55
5.20	Opportunity for Independent Investigation	55

ARTICLE VI COVENANTS		55

6.1	Regulatory and Other Approvals	55
6.2	Access	57
6.3	Conduct of Business	58
6.4	Certain Restrictions	58
6.5	D&O Indemnity	62
6.6	Tax Matters	62
6.7	Public Announcements; Confidentiality	65
6.8	[Reserved]	66

6.9	The Proxy Statement and the Special Meeting	66
6.10	Cooperation on Financing Matters	69
6.11	Further Assurances	70
6.12	Exclusivity	70
6.13	Notice of Certain Events	71
6.14	Pre-Closing Reorganization	71
6.15	Kingfisher Contribution Agreement and Riverstone Contribution Agreement	71
6.16	Reasonable Best Efforts	72
6.17	Treatment of Certain Alta Mesa Group Plans	72
6.18	Founder Notes	72
6.19	LTIP Plan	73

ARTICLE VII BUYER’S CONDITIONS TO CLOSING		73

7.1	Contributor Representations and Warranties	73
7.2	Representations and Warranties of Alta Mesa Parties	73
7.3	Performance	73
7.4	No Material Adverse Effect	73
7.5	Orders and Laws	74
7.6	HSR Act	74
7.7	Stockholder Approval	74
7.8	Concurrent Closing of Kingfisher Contribution Agreement	74
7.9	Partnership Leverage Ratio	74
7.10	NASDAQ Listing	75
7.11	Consents	75
7.12	Founder Notes	75
7.13	Completed Pre-Closing Reorganization	75

ARTICLE VIII CONTRIBUTOR’S CONDITIONS TO CLOSING		75

8.1	Representations and Warranties	75
8.2	Performance	75
8.3	Orders and Laws	75
8.4	HSR Act	75
8.5	Concurrent Closing of Kingfisher Contribution Agreement	76
8.6	Partnership Leverage Ratio	76
8.7	Class B Waiver	76
8.8	Stockholder Approval	76
8.9	NASDAQ Listing	76

ARTICLE IX TERMINATION		76

9.1	Termination	76
9.2	Effect of Termination	77
9.3	Specific Performance	77

ARTICLE X WAIVERS; LIMITATIONS ON LIABILITY		78

10.1	Waivers of other Representations	78
10.2	Waiver of Remedies	79

10.3	Waiver of Claims	79
10.4	Access to Information	80

ARTICLE XI MISCELLANEOUS		81

11.1	Notice	81
11.2	Entire Agreement	81
11.3	Expenses	81
11.4	Disclosure	81
11.5	Waiver	82
11.6	Amendment	82
11.7	No Third Party Beneficiary	82
11.8	Assignment; Binding Effect	83
11.9	Headings	83
11.10	Invalid Provisions	83
11.11	Counterparts; Facsimile	83
11.12	Governing Law; Venue; and Jurisdiction	83
11.13	Trust Account Waiver	84

EXHIBITS

Exhibit A	Form of A&R LP Agreement
Exhibit B	Form of A&R Alta Mesa GP LLC Agreement
Exhibit C	Form of Alta Mesa GP Voting Agreement
Exhibit D	Form of Alta Mesa Partnership Agreement
Exhibit E	Form of Alta Mesa Reorganization Agreements
Exhibit F	Form of Management Services Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Tax Receivables Agreement
Exhibit I	Form of Preferred Stock Designation
Exhibit J	Form of A&R Certificate of Incorporation

SCHEDULES

Schedule 1.1 –Budget	Budget
Schedule 1.1-K(a)	Contributor Knowledge Individuals
Schedule 1.1-K(b)	Alta Mesa Parties Knowledge Individuals
Schedule 1.1-K(c)	Buyer Knowledge Individuals
Schedule 1.1-PL	Permitted Liens
Schedule 3.3	No Conflicts – Contributor
Schedule 3.4	Governmental Approvals – Contributor
Schedule 3.5	Title to Interests – Contributor
Schedule 4.1(c)	Qualifications and Licenses
Schedule 4.3	No Conflicts – Alta Mesa Parties
Schedule 4.5	Governmental Approvals – Alta Mesa Parties
Schedule 4.6(a)	Outstanding Interests – Alta Mesa
Schedule 4.6(c)	Outstanding Interests – Alta Mesa GP
Schedule 4.7	Subsidiaries
Schedule 4.8	Insurance
Schedule 4.9	Legal Proceedings
Schedule 4.10	Compliance with Laws and Orders
Schedule 4.12	Financial Statements
Schedule 4.14	No Undisclosed Liabilities
Schedule 4.15	Taxes
Schedule 4.16(a)	Material Contracts
Schedule 4.16(c)	Material Contract Exemptions
Schedule 4.16(d)	Material Breach or Default
Schedule 4.17(a)	Alta Mesa Real Property
Schedule 4.17(b)	Material Defaults
Schedule 4.17(d)	Easements
Schedule 4.18(g)	Oil and Gas Properties Compliance with Laws and Orders
Schedule 4.18(h)	Oil and Gas Expenditures
Schedule 4.21(a)	Environmental Matters
Schedule 4.22(b)	Material Benefit Plans
Schedule 4.23(e)	Employees
Schedule 4.24	Related Party Transactions
Schedule 4.29	Credit Support Instruments
Schedule 5.4	Governmental Approvals – Buyer

v

Schedule 6.3	Conduct of Business
Schedule 6.4(a)	Restrictions – Contributor
Schedule 6.4(b)	Exceptions to Contributor’s Restrictions
Schedule 7.11	Consents
Schedule 11.1	Notice Addresses

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of August 16, 2017 (this “Agreement”) is made and entered into by and among High Mesa Holdings, L.P., a Delaware limited partnership (the “Contributor”), High Mesa Holdings GP, LLC., a Texas limited liability company (“GP Holdings”), Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”), Alta Mesa Holdings GP, LLC, a Texas limited liability company and general partner of Alta Mesa (“Alta Mesa GP” and, collectively with Alta Mesa, the “Alta Mesa Parties”), Silver Run Acquisition Corporation II, a Delaware corporation (“Buyer”), solely for purposes of Section 6.7, Section 10.3 and Section 11.13, the Contributor Owners (as defined herein) and also for purposes of Section 6.6(j), Michael E. Ellis, an individual residing in the State of Texas (“Ellis”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party,” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Contributor owns, directly or indirectly, (i) 100% of the limited partner interests in Alta Mesa (the “Contributed AM Interests”) and (ii) 100% of the economic interests and 90% of the voting interests in Alta Mesa GP (the “Contributed AMGP Interests” and, together with the Contributed AM Interests, the “Contributed Interests”);

WHEREAS, the Contributor Owners own a noneconomic 10% voting interest in Alta Mesa GP (the “GP Voting Interests”);

WHEREAS, for purposes of completing the Transactions (as defined below), Buyer formed SRII Opco GP, LLC, a Delaware limited liability company (the “General Partner”), and Buyer owns 100% of the issued and outstanding limited liability company interests in the General Partner;

WHEREAS, immediately following the Execution Date (as defined below), Riverstone VI Alta Mesa Holdings, L.P., a Delaware limited partnership (the “Riverstone Contributor”) shall contribute $200,000,000 to Alta Mesa pursuant to the Alta Mesa Partnership Agreement (as defined below) in exchange for limited partner interests in Alta Mesa;

WHEREAS, for purposes of completing the Transactions, the General Partner and Buyer formed SRII Opco, LP, a Delaware limited partnership (the “Partnership”), and Buyer owns 100% of the outstanding limited partner interests in the Partnership, and the General Partner has been designated as a non-economic general partner of the Partnership; and

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to make the Buyer Contribution (as defined below) to the Partnership, and the Contributor desires to make the Contributor’s Contributions (as defined below) to the Partnership, in each case in exchange for the consideration specified in this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 3.9.

“20-Day VWAP” means, as of a particular date, the average of the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg page applicable to the Buyer Class A Common Stock (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Buyer) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day for the 20 trading day period ending on the trading day immediately prior to such date (or, if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Buyer) retained for such purpose by Buyer).

“A&R Alta Mesa GP LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Alta Mesa Holdings GP, LLC, in substantially the form attached hereto as Exhibit B.

“A&R LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, in substantially the form attached hereto as Exhibit A.

“Accounting Principles” means, with respect to the calculation of any amount hereunder, that such amount was calculated in accordance with GAAP, applied in a manner consistent with the principles, practices, assumptions, policies and methodologies used by Alta Mesa in the preparation of the audited financial statements described in Section 4.12.

“Acquisition” means, with respect to any Person, any transaction, or any series of related transactions, consummated prior to the Closing Date, by which such Person or any of its Subsidiaries (a) acquires any going business (including a working interest in Oil and Gas Properties) or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Adjustment Determination Date” has the meaning given to it in Section 2.6(d).

“Advisor Expenses” means all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Alta Mesa Parties or their Subsidiaries in connection with the negotiation, documentation and consummation of the Transactions, including all of the fees and expenses of legal, accounting, tax, financial and other advisors (and all Taxes payable in connection with such amounts), including the Banking Fees.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) prior to Closing, Alta Mesa shall not constitute an Affiliate of any Person other than a Contributor Owner and Alta Mesa GP and, from and after Closing, Alta Mesa shall constitute an Affiliate of Buyer and Alta Mesa GP, (b) prior to Closing, Alta Mesa GP shall not constitute an Affiliate of any Person other than a Contributor Owner and Alta Mesa and, from and after Closing, Alta Mesa GP shall constitute an Affiliate of Buyer and Alta Mesa, (c) no Contributor Owner shall be deemed to be an Affiliate of any other Contributor Owner, (d) each Contributor Owner shall be deemed an Affiliate of the Contributor, (e) no Contributor Owner or their respective Subsidiaries shall be deemed to be an Affiliate of Bayou City or any of its Affiliates; and (f) no Contributor Owner or their respective Subsidiaries shall be deemed to be an Affiliate of Highbridge or any of its Affiliates.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Entities” means Alta Mesa GP, Alta Mesa and their respective Subsidiaries after giving effect to the Pre-Closing Reorganization as if such Pre-Closing Reorganization had taken place prior to the date hereof.

“Alta Mesa Fundamental Representations” means those representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a), Section 4.3(c), Section 4.6, Section 4.13(a) and Section 4.25.

“Alta Mesa GP” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa GP LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Alta Mesa Holdings GP, LLC, dated the Execution Date.

“Alta Mesa GP Voting Agreement” means the Amended and Restated Voting Agreement to be entered into among Buyer, the Contributor Owners and Alta Mesa GP, in substantially the form attached hereto as Exhibit C.

“Alta Mesa Group Plan” means any Benefit Plan sponsored, maintained or contributed to by any of the Alta Mesa Entities, to which any of the Alta Mesa Entities is a party, to which any of the Alta Mesa Entities is obligated to contribute to, or with respect to which any of the Alta Mesa Entities has any liability (including contingent liability).

“Alta Mesa Parties” has the meaning given to it in the introduction to this Agreement.

“Alta Mesa Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Alta Mesa, dated as of the Execution Date, in substantially the form attached hereto as Exhibit D.

“Alta Mesa Real Property” has the meaning given to it in Section 4.17(a).

“Alta Mesa Released Claims” has the meaning given to it in Section 10.3(b).

“Alta Mesa Reorganization Agreements” means the Assignment Agreements to be entered into in substantially the forms attached hereto as Exhibit E, pursuant to which the Pre-Closing Reorganization will be effected.

“Alta Mesa Representative” has the meaning given to it in Section 4.11(a).

“Alta Mesa SEC Documents” has the meaning given to it in Section 4.26(a).

“A&R Certificate of Incorporation” has the meaning given to it in Section 7.7.

“Ancillary Agreements” means the Closing Certificates, the A&R LP Agreement, the Alta Mesa Partnership Agreement, the A&R Certificate of Incorporation, the Alta Mesa GP Voting Agreement, the Preferred Stock Designation, the Tax Receivables Agreement, the Registration Rights Agreement, the Management Services Agreement, the Joinder Agreement, and any and all additional agreements, certificates, documents and instruments that may be executed or delivered by any Party at or in connection with Closing.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States, the United Nations, the United Kingdom, the European Union or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the UK Bribery Act and the FCPA.

“Assets” of any Person means all assets, rights, Claims, Contracts, interests and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person; provided, that Assets of the Alta Mesa Entities shall give effect to the Pre-Closing Reorganization as if such Pre-Closing Reorganization had taken place prior to the date hereof.

“Available Funds” means the amount in the Trust Account on the Closing Date plus the proceeds of the Forward Purchase Agreements, minus the amount to be paid to holders of Buyer Class A Common Stock that timely exercise and do not waive their Buyer Stockholder Redemption Right in respect of any of the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement minus the amount of any deferred underwriting commissions payable by Buyer to the underwriters in the IPO.

“Balance Sheet Date” has the meaning given to it in Section 4.12(a).

“Banking Fees” means an amount equal to the fees due by the Alta Mesa Entities under the Engagement Letters.

“Bayou City” means Bayou City Energy Management, LLC, a Delaware limited liability company.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Benefit Plan” means (a) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan” if it was subject to ERISA, such as foreign plans and plans for directors, (c) any equity bonus, equity ownership, equity option, equity purchase, equity appreciation rights, phantom equity, or other equity plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) any personal, vacation, holiday and sick or other leave policy, and (f) any other plan, policy, Contract, program or arrangement (whether written or unwritten) providing compensation or benefits to any employee or other individual service provider.

“Budget” means the budgeted capital expenditures set forth in Schedule 1.1-Budget.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Acquisition Proposal” has the meaning given to it in Section 6.12(c).

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Board Recommendation” has the meaning given to it in Section 6.9(d).

“Buyer Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Buyer.

“Buyer Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Buyer.

“Buyer Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Buyer.

“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class B Common Stock.

“Buyer Contribution” has the meaning given to it in Section 2.1.

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a), Section 5.5, Section 5.6 and Section 5.11.

“Buyer Material Adverse Effect” means, any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries taken as a whole or (ii) prevents, materially delays or materially impairs the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Buyer Preferred Stock” has the meaning given to it in Section 5.5.

“Buyer Public Securities” has the meaning given to it in Section 5.16.

“Buyer Related Persons” has the meaning given to it in Section 10.3(b).

“Buyer SEC Documents” has the meaning given to it in Section 5.8(a).

“Buyer Series A Preferred Stock” means the three shares of Series A preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Series B Preferred Stock” means the Series B preferred stock, par value $0.0001 per share, of Buyer.

“Buyer Stockholder Redemption Right” means the right held by holders of the shares of Buyer Class A Common Stock to redeem all or a portion of their shares of Buyer Class A Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Buyer to pay certain Taxes, divided by (b) the number of then outstanding shares of Buyer Class A Common Stock issued in connection with the IPO.

“Buyer Warrants” has the meaning given to it in Section 5.5.

“Calculation Period” means the four quarter period most recently ended as of the last Business Day of the calendar quarter ending prior to (or on) the Closing Date.

“Capital Leases” means, as applied to any Person, any lease of any property by such Person or any of its Subsidiaries as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash” means, with respect to any Person, the cash and cash equivalents of such Person and its Subsidiaries determined in accordance with GAAP.

“Cash Consideration” has the meaning given to it in Section 2.2(a)(iii).

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration by or before any Governmental Authority or arbitrator.

“Closing” means the consummation of the Transactions.

“Closing Certificates” means the officer’s certificates referenced in Section 2.4(h), Section 2.4(i) and Section 2.5(h).

“Closing Date” means the date on which Closing occurs.

“Closing Date Statement” has the meaning given to it in Section 2.6(c).

“Closing Debt” means the Indebtedness of the Alta Mesa Entities as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning given to it in Section 2.1.

“Confidential Information” means any and all confidential, proprietary or otherwise non-public information that (i) pertains to the Alta Mesa Entities or their respective Assets, Liabilities, personnel or businesses or (ii) pertains to Buyer or any Affiliate or Representative of Buyer.

“Confidentiality Agreement” means that certain confidentiality agreement between High Mesa, Inc. and Riverstone Investment Group LLC, dated as of April 9, 2017.

“Consent” means any consent, approval, order, authorization, license, franchise, waiver or permit of or by, or notice to, or filing or registration with, any Person.

“Consolidated Net Income” means, with respect to any Person and its Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Contract” means any agreement, contract, lease, sublease, license, evidence of indebtedness for borrowed money, mortgage, indenture, credit or sale-leaseback, guaranty of any obligation, note, franchise, purchase order, binding bid, bond, letter of credit, instrument, security agreement, or any other undertaking, obligation or commitment to which a Person is bound, including any Oil and Gas Contracts.

“Contributed AM Interests” has the meaning given to it in the recitals to this Agreement.

“Contributed AMGP Interests” has the meaning given to it in the recitals to this Agreement.

“Contributed Interests” has the meaning given to it in the recitals to this Agreement.

“Contribution Price” has the meaning given to it in Section 2.2.

“Contributor” has the meaning given to it in the introduction to this Agreement.

“Contributor Adjustment Amount” has the meaning given to it in Section 2.6(d).

“Contributor Benefit Plan” has the meaning given to it in Section 3.7.

“Contributor Fundamental Representations” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, and Section 3.8.

“Contributor Owners” means, collectively, (i) at the Execution Date, High Mesa, Inc., a Delaware corporation, Alta Mesa Resources, LP, a Texas limited partnership, Galveston Bay Resources Holdings, LP, a Texas limited partnership, Petro Acquisitions Holdings, LP, a Texas limited partnership, Petro Operating Company Holdings, Inc., a Florida corporation, Harlan H. Chappelle, an individual residing in the State of Texas, Dale Hayes, an individual residing in the State of Texas, and Management and (ii) at the Closing Date, each of the parties listed in (i) plus Ellis.

“Contributor Released Claims” has the given to it in Section 10.3(a).

“Contributor’s Appointees” means all current and former officers, managers, directors and similar persons of any Alta Mesa Entity that are or were employees of any Contributor or any of their respective Affiliates.

“Contributor’s Contributions” has the meaning given to it in Section 2.2.

“Debt” means, with respect to any Person, without duplication (i) indebtedness of such Person and its Subsidiaries for borrowed money, including, without limitation, obligations under letters of credit (but only to the extent drawn); (ii) obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of such Person and its Subsidiaries to pay the deferred purchase price of property or assets (whether real, personal, or mixed, tangible or intangible) or services (including, without limitation, obligations that are non-recourse to the credit of such Person and its Subsidiaries but are secured by the assets of such Person or any of its Subsidiaries, but excluding trade accounts payable); (iv) obligations of such Person or any of its Subsidiaries as lessee under Capital Leases and obligations of such Person or any of its Subsidiaries in respect of synthetic leases; (v) obligations of such Person or any of its Subsidiaries under any Hedge Contract; (vi) any obligations of such Person or any of its

Subsidiaries owing in connection with any volumetric or production prepayments; (vii) obligations of such Person or any of its Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person or any of its Subsidiaries to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; and (viii) indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) secured by any Lien on or in respect of any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person or any of its Subsidiaries.

“Debt Estimate” has the meaning given to it in Section 2.6(a).

“Deferred Compensation Plans” has the meaning given to it in Section 6.17.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Earn-Out Consideration” has the meaning given to it in Section 2.7(a)(iii).

“Earn-Out Payment” has the meaning given to it in Section 2.7(a)(iii).

“EBITDAX” means without duplication, for any Person and its Subsidiaries for any period, (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining (i) Consolidated Net Income, Interest Expense, income taxes, depreciation, amortization, and exploration expenses, (ii) unrealized losses on Hedge Contracts and losses on Disposition of assets (including hedge monetizations) for such period outside the ordinary course of business (other than monetization of Hedge Contracts which would have otherwise been recognized within the 12-month period immediately following such period as a result of scheduled monthly settlements within such 12- month period), and (iii) other non-cash charges for such period, including non-cash losses under ASC 815 as a result of changes in the fair market value of derivatives but excluding, in any event, to the extent that such non-cash charges are reserved for cash charges to be taken in the future, minus (c) to the extent included in determining Consolidated Net Income, non-cash income for such period, including non-cash income under ASC 815 as a result of changes in the fair market value of derivatives, minus (d) to the extent included in determining Consolidated Net Income, the following gains or credits: unrealized gains on Hedge Contracts and gains on Disposition of assets (including hedge monetizations) outside the ordinary course of business; provided that, such EBITDAX shall be subject to pro forma adjustments for Acquisitions and Dispositions occurring during the Calculation Period assuming that such Acquisitions and/or Dispositions had occurred on the first day of the Calculation Period.

“Ellis” has the meaning given to it in the introduction to this Agreement.

“Emergency” means taking any and all actions and making repairs, including implementing an emergency shutdown of any or all of the Assets, that are required or appropriate to avoid, prevent or mitigate (a) imminent harm to persons or property, including injury, illness or death or damage to the Assets or an environmental condition; (b) violation of any applicable Law that could reasonably be expected to result in a material loss or liability to the Alta Mesa Entities; or (c) curtailment of service on the Assets.

“Engagement Letters” means (i) the engagement letter dated July 5, 2017, by and between High Mesa, Inc. and Citigroup Global Markets Inc., (ii) the engagement letter dated August 15, 2017, by and between Alta Mesa Holdings LP and Morgan Stanley & Co. LLC and (iii) the engagement letter dated August 16, 2017, by and between Alta Mesa Holdings LP and Goldman Sachs & Co LLC.

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, or human health and safety (to the extent arising from exposure to Hazardous Materials), each as amended on or prior to the Closing Date.

“Equity Consideration” has the meaning given to it in Section 2.2(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” has the meaning given to it in Section 2.6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” means the date on which the last of the Parties executes this Agreement.

“Existing Alta Mesa Partnership Agreement” means the Fifth Amended and Restated Limited Partnership Agreement of Alta Mesa Holdings, LP, dated February 24, 2017.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Final Closing Debt” has the meaning given to it in Section 2.6(c).

“Final Transaction Expenses” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.12.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of March 17, 2017 pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 40,000,000 shares of the Buyer Class A Common Stock plus an aggregate of up to 13,333,333 warrants for an aggregate purchase price of up to $400,000,000 or $10.00 per unit and (ii) the Forward Purchase Agreement between the Buyer and Riverstone VI SR II Holdings, L.P., dated as of the Execution Date pursuant to which Riverstone VI SR II Holdings, L.P. agreed to purchase an aggregate of up to 20,000,000 shares of the Buyer Class A Common Stock for an aggregate purchase price of up to $200,000,000 or $10.00 per unit.

“Founder Notes” means (i) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Galveston Bay Resources, LP in favor of Ellis in the original principal amount of $345,523.89, (ii) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Alta Mesa in favor of Ellis in the original principal amount of $11,561,550.87, and (iii) the Second Amended and Restated Promissory Note, dated as of March 25, 2014, made by Petro Acquisitions, LP in favor of Ellis in the original principal amount of $178,278.21, in each case, as in effect on the Execution Date and as it may be amended, restated, transferred, assigned or otherwise supplemented, replaced or refinanced in accordance with the terms hereof.

“Founder Registration Rights Agreement” has the meaning given to such term in the Registration Rights Agreement.

“Fraud” means an actual and intentional misrepresentation or omission of a material fact which constitutes common law fraud. For the avoidance of doubt, “Fraud” expressly excludes constructive fraud, equitable fraud and promissory fraud.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning given to it in the recitals to this Agreement.

“Governmental Approval” means any declaration or notification to, filing or registration with, or order, authorization, consent, clearance or approval of, any Governmental Authority.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, regulatory body, official instrumentality of the United States or any other nation, or any tribal, state, county, city, local or other political subdivision or similar governing entity.

“GP Voting Interests” has the meaning given to it in the recitals to this Agreement.

“Hazardous Material” means and includes each substance regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, or toxic substance, or otherwise under any Environmental Law, including any Hydrocarbons, explosives, radioactive materials, asbestos in any form, or polychlorinated biphenyls.

“Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master.

“Highbridge” means HPS Investment Partners, LLC, a Delaware limited liability company

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, with respect to any Person and without duplication, (i) all indebtedness for borrowed money of such Person and all other indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (ii) all indebtedness secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, (iii) any liabilities in respect of any lease of real or personal property (or a combination thereof), which liabilities are required to be classified and accounted for under GAAP as a capital lease, (iv) all obligations in respect of letters of credit, to the extent drawn; (v) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable in the ordinary course of business); (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) all guarantees with respect to liabilities of another Person of a type described in any of clauses (i) through (vi) above for the payment of which such first Person may be liable and (viii) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of obligations referred to in clauses (i) through (vii) of this definition (excluding prepayment penalties under capital leases to the extent such capital leases are not required to be repaid in connection with the Transactions).

“Independent Accounting Firm” means KPMG LLP, or, if such firm declines to act as the Independent Accounting Firm, an independent accounting firm of national reputation that is selected by mutual agreement of the Contributor and Buyer or, if the Contributor and Buyer do not reach mutual agreement on the independent accounting firm to be selected within five (5) days after either Party first receives written notice from the other requesting such mutual agreement in connection with a requirement for such Independent Accounting Firm under this Agreement, then Buyer shall designate one firm of independent public accountants of good standing and the Contributor shall designate another firm of independent public accountants of good standing, and the representatives of such firms shall select a third firm of independent public accountants of good standing, which third firm shall serve as the independent accounting firm for purposes of this Agreement.

“Independent Petroleum Engineers” has the meaning given to it in Section 4.18(a).

“Inorganic Acquisition CapEx” means capital expenditures used for acquisitions (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership, limited liability company, or other business organization or division thereof or any Oil and Gas Properties, by purchase, lease or otherwise, of more than $1.0 million in a single transaction or series of related transactions in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa does not at the Execution Date have an existing Hydrocarbon interest of 25% or more in any of the direct or indirect target properties. Add-on acquisitions to post-July 1, 2017 acquisitions for which Inorganic Acquisition CapEx was expended shall also constitute Inorganic Acquisition CapEx.

“Insurance Policies” has the meaning given to it in Section 4.8.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interest Expense” means, for any Person and its Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” mean, with respect to any Person, a Hedge Contract between such Person or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, providing for the exchange of nominal interest obligations between such Person or any of its Subsidiaries and such financial institution or the cap of the interest rate on any Debt of such Person or any of its Subsidiaries.

“Interim Financials” has the meaning given to it in Section 4.12(b).

“Interim Period” has the meaning given to it in Section 6.2(a).

“IPO” has the meaning given to it in Section 11.13.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means that Joinder Letter dated as of the Execution Date by Silver Run Sponsor, LLC, Thomas J. Walker, Stephen S. Coats, James T. Hackett, William D. Gutermuth, Jeffrey H. Tepper and Diana J. Walters in favor of Kingfisher Holdco, LLC and the Contributor concerning the Support Letter described therein.

“Kingfisher” means Kingfisher Midstream, LLC, a Delaware limited liability company.

“Kingfisher Closing” means the “Closing” as defined in the Kingfisher Contribution Agreement.

“Kingfisher Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and among Kingfisher Midstream, LLC, the Kingfisher Contributor, Buyer and, solely for limited purposes set forth therein, the equity holders of the Kingfisher Contributor.

“Kingfisher Contributor” has the meaning given to the term “Contributor” in the Kingfisher Contribution Agreement.

“Knowledge” means, (a) when used in a particular representation or warranty in this Agreement with respect to any Contributor, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(a) and (b) when used in a particular representation or warranty in this Agreement with respect to the Alta Mesa Parties, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(b) and (c) when used in a particular representation or warranty in this Agreement with respect to Buyer, the actual knowledge after reasonable inquiry of the individuals listed on Schedule 1.1-K(c).

“Laws” means all laws (including common law), statutes, rules, regulations, ordinances, and orders of any Governmental Authority.

“Leverage Ratio” shall mean, with respect to a particular Person, as of a certain date, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of such Person and its Subsidiaries (net of any Cash of such Person and its Subsidiaries) as of such date to (b) EBITDAX of such Person and its Subsidiaries for the Calculation Period.

“Liabilities” of any Person means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement, whether accrued, absolute, contingent, matured, unmatured or other.

“Lien” means any mortgage, pledge, security interest, lien or other similar encumbrance.

“Liquidity Event” means:

(a) The consummation of any merger, reorganization, business combination or consolidation of the Buyer that results in any Person (other than an Affiliate of the Contributor, which for purposes of the definition of Liquidity Event, shall not give effect to the last sentence of the definition of Affiliate) becoming the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the voting securities of the Buyer or the surviving company or the parent of such surviving company;

(b) The consummation of a sale or disposition by the Buyer of all or substantially all of the Buyer’s assets, other than a sale or disposition if the holders of the voting securities of the Buyer outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Buyer approve a plan of complete liquidation or dissolution of the Buyer; or

(c) The consummation of any transaction described in the foregoing clauses (a) or (b) following which the voting securities of the Buyer outstanding immediately prior thereto are no longer traded on a national securities exchange or registered under Section 12(b) or (g) under the Exchange Act.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any claim, default or assessment).

“Management” means AM Equity Holdings, LP, a Texas limited partnership.

“Management Services Agreement” means the Management Services Agreement to be entered into among Alta Mesa and High Mesa Inc. in substantially the form attached hereto as Exhibit F, pursuant to which Alta Mesa will provide management services to the Contributor with respect to the assets distributed in the Pre-Closing Reorganization.

“Material Adverse Effect” means any occurrence, condition, change, development, event, circumstance or effect that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, properties, Assets, condition (financial or otherwise) or results of operations on the Alta Mesa Entities taken as a whole or (ii) prevents, materially delays or materially impairs the ability of the Contributor or the Alta Mesa Parties from performing their obligations under this Agreement or to consummate the Transactions; provided, however, in no event shall any of the following, either alone or in combination with any other occurrence, condition, change, development, event, circumstance or effect, constitute a Material Adverse Effect pursuant to clause (i) only: any occurrence, condition, change, development, event, circumstance or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in general regulatory, social or political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting the industry in which the Alta Mesa Entities conduct their business; (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any change in any Laws (including Environmental Laws) or GAAP; (f) any effects of weather (including any impact on customer use patterns), geological or meteorological events or other natural disaster; (g) any actions to be taken pursuant to the express terms of this Agreement, or taken at the request of or with the consent of Buyer; (h) the announcement or pendency of the Transactions; and (i) any failure by Alta Mesa to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not the events contributing to or causing such failure) provided further, however, that any occurrence, condition, change, development, event, circumstance or effect referred to in clauses (a), (b), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such occurrence, condition, change, development, event, circumstance or effect has a disproportionate effect on the business, Assets, conditions (financial or otherwise) or results of operations of the Alta Mesa Entities compared to other participants in the industries in which such affected Person conducts their businesses.

“Material Contracts” has the meaning given to it in Section 4.16(a).

“NASDAQ” means the NASDAQ Capital Market.

“Notice” has the meaning given to it in Section 11.1(a).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Contracts” means any of the following types of Contracts (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, oil and gas sales agreements, exchange agreements, gathering and processing contracts and agreements, drilling, service and supply contracts, geophysical and geological contracts, land broker, title attorney and abstractor contracts, leases of personal property used or held for use primarily in connection with Oil and Gas Properties and all other contracts relating to Hydrocarbons, revenues therefrom or operations with respect thereto and all claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Order” means any writ, judgment, decree, injunction or award issued, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Authority (in each such case whether preliminary or final).

“Organic CapEx” means capital expenditures used for (a) drilling, completions, infrastructure and other capital projects of Alta Mesa in the normal course of business or (b) acquisitions (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership, limited liability company, or other business organization or division thereof or any Oil and Gas Properties, by purchase, lease or otherwise, in the following counties located in the State of Oklahoma: Kingfisher, Garfield, Canadian, Blaine, Major, Dewey, Woodward, Logan and Oklahoma, where Alta Mesa currently has an existing Hydrocarbon interest in such target properties.

“Organizational Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, and such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person or which establish the legal personality of such Person.

“Outside Date” has the meaning given to it in Section 9.1(d).

“PARs” has the meaning given to it in Section 6.17(a).

“PARs Plan” has the meaning given to it in Section 6.17(a).

“Partnership” has the meaning given to it in the recitals to this Agreement.

“Partnership Warrants” means warrants exercisable for Common Units on the terms and conditions identical to warrants to purchase Buyer Class A Common Stock outstanding on the Execution Date.

“Party” or “Parties” has the meaning given to it in the introduction to this Agreement.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, waivers, exemptions, franchises and similar consents granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due or delinquent or (ii) being contested in good faith by or on behalf of any Alta Mesa Entity by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any statutory or other Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of any Alta Mesa Entity, (c) all matters, both general and specific, that are disclosed (whether or not subsequently deleted or endorsed over) on any survey or in any title policies insuring an Alta Mesa Real Property or any commitments therefor that have been made available to Buyer prior to the Execution Date or obtained by or on behalf of Buyer, (d) purchase money Liens arising in the ordinary course of business, (e) any other imperfection or irregularity of title and other Liens that would not reasonably be expected to materially interfere with or impair the use of the property burdened thereby, (f) zoning, planning, regulatory and other similar limitations and restrictions, all rights of any Governmental Authority to regulate the Alta Mesa Real Property, and all matters of record, none of which, individually or in the aggregate, materially impairs the continued use and operation of the Alta Mesa Real Property to which they relate in the conduct of the Alta Mesa Entities’ business as presently conducted thereon, (g) the terms and conditions of the Permits of any Alta Mesa Entity or the Contracts listed on Schedule 4.17(a), (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) Liens expressly identified in the Financial Statements and (j) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Reorganization” has the meaning given to it in Section 6.14.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending at the end of the day immediately prior to the Closing Date.

“Preferred Stock Designation” has the meaning given to it in Section 2.5(g).

“Proceeding” means any complaint, lawsuit, action, suit, claim (including claim of a violation of Law) or other proceeding at Law or in equity or Order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Prospectus” has the meaning given to it in Section 11.13.

“Proxy Statement” has the meaning given to it in Section 6.9(a).

“Public Official” has the meaning given to it in Section 4.11(a).

“Real Property Leases” has the meaning given to it in Section 4.17(a).

“Records” means the Alta Mesa Parties’ books, records and files, including all Contracts and any and all title, Tax, financial, technical, engineering, environmental and safety records and information; provided that the foregoing shall expressly exclude any records or other information relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among Buyer, the Contributor, the Kingfisher Contributor and the Riverstone Contributor, in substantially the form attached hereto as Exhibit G.

“Related Party Transaction” has the meaning given to it in Section 4.24.

“Related Persons” has the meaning given to it in Section 10.3(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Reserve Report” has the meaning given to it in Section 4.18(a).

“Reserved Units” means 1,000,000 of the Common Units and 1,000,000 of the shares of Buyer Class C Common Stock received by the Contributor pursuant to Section 2.2(a)(i) and Section 2.2(b), respectively.

“Restrictive Legend” has the meaning given to it in Section 2.2(c).

“Riverstone Closing” means the “Closing” as defined in the Riverstone Contribution Agreement.

“Riverstone Contribution Agreement” means that certain Contribution Agreement, dated as of the Execution Date, by and between the Riverstone Contributor and Buyer.

“Riverstone Contributor” has the meaning given to it in the recitals to this Agreement.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time or any other Sanctions-related list maintained by an applicable Governmental Authority.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

“Schedules” means the schedules attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Special Meeting” has the meaning given to it in Section 6.9.

“Stockholder Proposals” has the meaning given to it in Section 7.7.

“Straddle Period” has the meaning given to it in Section 6.6(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Tax Allocation Statement” has the meaning given to it in Section 6.6(h).

“Tax Matter” has the meaning given to it in Section 6.6(d)(i).

“Tax Proceeding” means any audit, litigation or other Proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or purports to impose such Tax, and the agency (if any) charged with collection of such Tax for such Governmental Authority.

“Tax Receivables Agreement” means the Tax Receivables Agreement to be entered into among Buyer and the Contributor, in substantially the form attached hereto as Exhibit H.

“Transaction Confidentiality Agreement” has the meaning given to it in Section 6.12(a).

“Transaction Expenses” means without duplication, (i) all Advisor Expenses, minus the lesser of (A) $10,000,000 or (B) 50% of such Advisor Expenses, (ii) all fees, costs, expenses (to the extent unpaid as of the Closing Date) incurred by or on behalf of the Alta Mesa Parties or their Subsidiaries in connection with or incidental to preparing for the potential initial public offering of Alta Mesa Resources, Inc. or any other affiliates or successors of the Alta Mesa Parties, including all of the fees and expenses of legal, accounting, tax, financial and other advisors (and all Taxes payable in connection with such amounts), (iii) to the extent not satisfied in full prior to or contemporaneously with the Closing (provided that Cash Consideration is not used to fund any such obligation), any sale, “stay-around,” retention, change of control or transaction bonuses, severance payments, commission or other similar bonuses or payments payable to current or former employees, directors or consultants of the Alta Mesa Entities as a result of or in connection with the Transactions; (iv) to the extent not satisfied in full prior to the Closing, all employer-side employment, social insurance and other Taxes related to payments made in respect of any of the foregoing; and (v) to the extent not satisfied in full prior to or contemporaneously with the Closing (provided that Cash Consideration is not used to fund any such obligation), any outstanding obligations and liabilities relating to PARs, the PARs Plan and the Deferred Compensation Plans, including the employer portion of any related Taxes.

“Transaction Expenses Estimate” has the meaning given to it in Section 2.6(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, transfer, conveyance, registration, and other similar Taxes, duties, fees or charges incurred in connection with this Agreement and the Transactions.

“Trust Account” means that certain trust account at J.P. Morgan Chase Bank, N.A. established by Buyer into which a portion of the proceeds received by Buyer from its IPO have been deposited for the benefit of Buyer’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of March 23, 2017, by and between Buyer and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching Party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall only be a reference to such Law as of the Execution Date. Currency amounts referenced herein are in U.S. Dollars. Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c) Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f) Unless otherwise indicated, with respect to any Alta Mesa Entity, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of such Alta Mesa Entity. All representations and warranties of the Alta Mesa Entities assume that the Pre-Closing Reorganization have been effected in full prior to the Execution Date.

ARTICLE II

CONTRIBUTION AND CLOSING

2.1 Buyer Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall contribute to the Partnership, as a capital contribution, cash in the amount of the Available Funds (the “Buyer Contribution”) in exchange for the issuance by the Partnership to Buyer of (a) a number of common units representing limited partner interests in the Partnership (“Common Units”) equal to the number of shares of Buyer Class A Common Stock outstanding at the Closing after the consummation of the Transactions (including shares of Buyer Class A Common Stock that are issued at the consummation of the Transactions upon conversion of the Buyer Class B Common Stock) and after any exercise by the holders of shares of Buyer Class A Common Stock of the Buyer Stockholder Redemption Right and (b) a number of Partnership Warrants equal to the number of Buyer Warrants outstanding at the Closing after the consummation of the Transactions.

2.2 Contributor’s Contributions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Contributor shall contribute, assign, transfer, convey and deliver to the Partnership, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), and Buyer shall cause the Partnership to accept from each Contributor, all of the Contributed Interests owned by the Contributor (collectively, the “Contributor’s Contributions”). As consideration for the Contributor’s Contributions, subject to the adjustments set forth in Section 2.6, Buyer shall or shall cause the Partnership to pay and deliver the following aggregate consideration (subject to adjustment, and as adjusted pursuant to Section 2.6, the “Contribution Price”):

(i) to the Contributor, (A) 220,000,000 Common Units, plus (B) a number of Common Units equal to the gross dollar amount invested by Alta Mesa in Inorganic Acquisition CapEx from July 1, 2017 through the Closing Date divided by $10.00 per Common Unit minus (C) a number of Common Units equal to the gross dollar amount contributed by the Riverstone Contributor to Alta Mesa pursuant to the Alta Mesa Partnership Agreement) from July 1, 2017 through the Closing Date divided by $10.00 per Common Unit, minus (D) a number of Common Units equal to the Estimated Adjustment Amount divided by $10.00 per Common Unit;

(ii) to (A) Bayou City, one share of Buyer Series A Preferred Stock, (B) Highbridge, one share of Buyer Series A Preferred Stock and (C) Management, one share of Buyer Series A Preferred Stock (each such share of Buyer Series A Preferred Stock, together with the Common Units to be issued to the Contributor under clause (a)(i), the “Equity Consideration”);

(iii) to Alta Mesa, cash in the amount of (A) SIX HUNDRED MILLION AND NO/100 DOLLARS ($600,000,000.00) minus (B) the gross dollar amount contributed by the Riverstone Contributor to Alta Mesa pursuant to the Alta Mesa Partnership Agreement from July 1, 2017 through the Closing Date (such cash in the amount of such difference, the “Cash Consideration”); and

(iv) to the Contributor, the Earn-Out Consideration pursuant to the terms of Section 2.7(a).

(b) In addition, at the Closing, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units issued to the Contributor pursuant to Section 2.2(a)(i), and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares.

(c) Prior to the Adjustment Determination Date, the Contributor shall retain and not transfer or assign to any Person or pledge or otherwise subject to any Lien the Reserved Units. To the extent certificated, the Reserved Units shall be imprinted with a legend sufficient to identify the restriction on transfer thereof set forth in this Section 2.2(c) (the “Restrictive Legend”).

(d) Not later than two Business Days prior to the expected Closing Date, the Contributor shall deliver a statement containing the Contributor’s good faith estimate of the Equity Consideration, Cash Consideration and Banking Fees, together with reasonable supporting information and calculations.

2.3 Closing. Closing shall take place at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010 at 10:00 A.M. local time on the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) have been either satisfied or waived by the Party for whose benefit such conditions exist, or on such other date and at such other time and place as Buyer and the Contributor mutually agree in writing. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at Closing. The Closing shall be effective for all purposes at 12:01 A.M., local time, in Houston, Texas, on the Closing Date.

2.4 Closing Deliveries by the Contributor. At Closing, the Contributor shall deliver, or shall cause to be delivered, the following:

(a) to Buyer and the Partnership, a duly executed counterpart of the A&R LP Agreement, executed by the Contributor;

(b) to Buyer, a duly executed counterpart of the Alta Mesa GP Voting Agreement, executed by the Contributor Owners and Alta Mesa GP;

(c) to Buyer, a duly executed counterpart of a limited liability company agreement of Alta Mesa Holdings GP, LLC, in substantially the form of the A&R Alta Mesa GP LLC Agreement with an Affiliate of Buyer as a substitute member in place of GP Holdings, executed by the Contributor Owners;

(d) to Buyer, a duly executed counterpart of the Management Services Agreement, executed by High Mesa Inc. and Alta Mesa;

(e) to Buyer, a duly executed counterpart of the Registration Rights Agreement, executed by the Contributor;

(f) to Buyer, a duly executed counterpart of the Tax Receivables Agreement, executed by the Contributor;

(g) to Buyer and the Partnership, a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b);

(h) to Buyer, a certificate duly executed by an authorized Person of the Contributor, certifying that the conditions set forth in Sections 7.1 and 7.3 with respect to the Contributor have been fulfilled;

(i) to Buyer, a certificate of Alta Mesa GP (on behalf of itself and on behalf of Alta Mesa), dated as of the Closing Date, signed by an authorized person of Alta Mesa GP, certifying that the conditions set forth in Section 7.2 have been fulfilled; and

(j) to Buyer, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by Buyer or the Partnership to carry out the intent and purposes of this Agreement.

2.5 Closing Deliveries by Buyer. At Closing, Buyer shall deliver, or shall cause to be delivered, the following:

(a) to the financial advisors party to the Engagement Letters, wire transfers to such accounts as the Contributor shall have notified Buyer at least two Business Days prior to the Closing Date, in an aggregate amount equal to the Banking Fees;

(b) to Alta Mesa, by wire transfers of immediately available funds to such accounts as Alta Mesa shall have notified Buyer at least two Business Days prior to the Closing Date, an amount equal to the Cash Consideration.

(c) to the Contributor, a duly executed counterpart of the A&R LP Agreement, executed by Buyer and the General Partner;

(d) to the Contributor, a duly executed counterpart of the Alta Mesa Voting Agreement, executed by Buyer;

(e) to the Contributor, a duly executed counterpart of the Registration Rights Agreement, executed by Buyer;

(f) to the Contributor, a duly executed counterpart of the Tax Receivables Agreement executed by Buyer;

(g) to the Contributor, a copy of the Certificate of Preferred Stock Designation, in substantially the form attached hereto as Exhibit I (the “Preferred Stock Designation”), providing for the establishment of the three shares of Buyer Series A Preferred Stock, and a copy of the A&R Certificate of Incorporation, in substantially the form attached hereto as Exhibit J, each file stamped by the Delaware Secretary of State evidencing that the same has been accepted for filing and filed by the Delaware Secretary of State;

(h) to the Contributor, a certificate of Buyer, dated as of the Closing Date, signed by an authorized Person of Buyer, certifying that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled;

(i) to the Contributor, the Equity Consideration;

(j) to the Contributor, evidence, in form and substance reasonably satisfactory to the Contributor, demonstrating the resignation or removal of all of Buyer’s officers, the appointment of the officers of Alta Mesa GP as officers of Buyer, the reconstitution of the Buyer Board to contain eleven members and, pursuant to the Preferred Stock Designation, the appointment of (i) one individual designated by Bayou City to the Buyer Board, (ii) one individual designated by Highbridge to the Buyer Board and (iii) two individuals designated by Management; and

(k) to the Contributor, such other certificates, instruments, and documents required by this Agreement or as may be reasonably requested by the Contributor to carry out the intent and purposes of this Agreement.

2.6 Contribution Price Adjustments.

(a) The Contributor and Buyer shall cooperate and shall (in the case of the Contributor, prior to the Closing and, in the case of Buyer, from and after Closing) exercise commercially reasonable efforts to provide each other access to the books, records and employees of the Alta Mesa Entities, during normal business hours, as are reasonably requested in connection with the matters addressed in this Section 2.6. Not later than two Business Days prior to the expected Closing Date, the Contributor shall deliver a statement containing the Contributor’s good faith estimates, in accordance with the Accounting Principles, of (i) the Closing Debt (the “Debt Estimate”), and (ii) the Transaction Expenses (the “Transaction Expenses Estimate”), together with reasonable supporting information and calculations.

(b) The “Estimated Adjustment Amount,” shall mean an amount equal to (A) the Debt Estimate, plus (B) the Transaction Expenses Estimate.

(c) Within sixty (60) days after the Closing Date, Buyer shall deliver a statement (the “Closing Date Statement”) containing Buyer’s good faith calculation of (i) the Closing Debt, and (ii) Transaction Expenses, together with reasonable supporting information and calculations. The Closing Date Statement shall be prepared in accordance with the Accounting Principles. If the Contributor objects to the Closing Date Statement, then they shall provide Buyer with written notice thereof within 30 days after the Contributor’s receipt of the Closing Date Statement and shall include reasonable detail regarding such specific objections together with supporting documentation. If Buyer and the Contributor fail to agree on such disputed items contained in the Closing Date Statement within thirty (30) days from delivery by the Contributor to Buyer of the Contributor’s objection notice, then any Party may refer such dispute to the Independent Accounting Firm, and the Parties shall direct the Independent Accounting Firm to make a final and binding determination as to all matters in dispute (and only such matters) on a timely basis (and in any event within sixty (60) days after its engagement) and to promptly notify the Parties in writing of its resolution; provided that the Parties shall not permit the Independent Accounting Firm to assign a value to any particular item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party (except to the extent that the resolution of a disputed item results in a corresponding change to any other item). The Independent Accounting Firm shall not have the power to modify or amend any term or provision of this Agreement. Buyer, on the one hand, and the Contributor, on the other hand, shall each bear and pay one-half of the fees and other costs charged by the Independent Accounting Firm. If the Contributor does not object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c) or if the Contributor accepts the Closing Date Statement, the Closing Debt and the Transaction Expenses as set forth on the Closing Date Statement shall become final and binding upon the Parties for all purposes hereunder. If the Contributor does object to the Closing Date Statement within the time period and in the manner set forth in the third sentence of this Section 2.6(c), then the Closing Date Statement shall become final and binding for all purposes hereunder except with respect to, and only to the extent of, those matters expressly objected to by the Contributor in such objection; provided that where any matter to which the Contributor expressly objects would, if decided in the Contributor’s favor, warrant an adjustment to any other amount set forth on the Closing Date Statement, then notwithstanding the foregoing, such other amount shall become final and binding only after the matter to which the Contributor expressly objects has been resolved and all applicable adjustments necessarily stemming therefrom have been made. The Closing Debt as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Closing Debt” and the Transaction Expenses as finally determined in accordance with this Section 2.6(c) shall be referred to as the “Final Transaction Expenses.” Each of the Contribution Price adjustments contained in this Section 2.6 shall be calculated in a manner as to avoid double counting any item.

(d) The “Adjustment Amount”, which may be positive or negative, shall mean the amount equal to (A) Estimated Closing Debt minus the Final Closing Debt, plus (B) the Estimated Transaction Expenses minus the Final Transaction Expenses.

(i) If the Adjustment Amount is a positive number, then Buyer shall cause the Partnership to issue to the Contributor within five Business Days after such amount is so agreed or determined (the “Adjustment Determination Date”) a number of Common Units (rounded up or down to the nearest whole Common Unit) equal to the Adjustment Amount divided by $10.00. In addition, Buyer shall issue to Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units issued to the Contributor pursuant to this Section 2.6(d)(i), and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received pursuant to this Section 2.6(d)(i) multiplied by the par value of such shares.

(ii) If the Adjustment Amount is a negative number (the absolute value of such number, the “Contributor Adjustment Amount”), then, within five Business Days after the Adjustment Determination Date:

(A) if the Contributor Adjustment Amount does not exceed the value of the Reserved Units on the Adjustment Determination Date (as calculated in accordance with clause (e) below), (x) the Contributor shall transfer a number of Reserved Units (rounded up or down to the nearest whole Reserved Unit) with a value equal to the Contributor Adjustment Amount to Buyer and Buyer and the Partnership shall cancel such Reserved Units and (y) Buyer and the Partnership shall cause the Restrictive Legend on any remaining Reserved Units to be removed and the Contributor shall be permitted to transfer such Reserved Units in accordance with the A&R LP Agreement; and

(B) if the Contributor Adjustment Amount exceeds the value of the Reserved Units on the Adjustment Determination Date (as calculated in accordance with clause (e) below), then (x) the Contributor shall transfer all of the Reserved Units to Buyer and Buyer and the Partnership shall cancel such Reserved Units and (y) the Contributor shall transfer an additional number of Common Units (rounded up or down to the nearest whole Common Unit) received by the Contributor pursuant to Section 2.2(a)(i) with a value on the Adjustment Determination Date (as calculated in accordance with clause (e) below) equal to the Contributor Adjustment Amount less the value of the Reserved Units on the Adjustment Determination Date and a corresponding number of shares of Buyer Class C Common Stock.

(e) On the Adjustment Determination Date, the value of a Common Unit shall be $10.00 per Common Unit. For purposes of calculating the value of the Reserved Units, all value shall be ascribed to the Common Units and no value shall be ascribed to the shares of Buyer Class C Common Stock.

2.7 Earn-Out Consideration.

(a) During the period beginning on the Closing Date and ending on the seven-year anniversary of the Closing Date,

(i) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $14.00, Buyer shall cause the Partnership to issue 10,714,285 Common Units to the Contributor;

(ii) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $16.00, Buyer shall cause the Partnership to issue 9,375,000 Common Units to the Contributor;

(iii) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $18.00, Buyer shall cause the Partnership to issue 13,888,889 Common Units to the Contributor; and

(iv) promptly and in any event within 5 Business Days after the first date that the 20-Day VWAP equals or exceeds $20.00, Buyer shall cause the Partnership to issue 12,500,000 Common Units to the Contributor (each issuance of Common Units pursuant to clauses (i), (ii), (iii) or (iv) above, an “Earn-Out Payment” and all Earn-Out Payments, collectively, the “Earn-Out Consideration”).

(b) In the event that the Partnership shall issue any Common Units in satisfaction of an Earn-Out Payment, Buyer shall issue to the Contributor, a number of shares of Buyer Class C Common Stock equal to the number of Common Units so issued and the Contributor shall separately pay Buyer an amount of cash equal to the number of shares of Buyer Class C Common Stock received multiplied by the par value of such shares. The right to receive the Earn-Out Consideration shall be transferrable on a share-by-share basis by the Contributor to the same extent that the Common Units and shares of Buyer Class C Common Stock received by the Contributor pursuant to this Agreement are transferrable by them; provided that the Contributor and such transferees shall deliver notice to Buyer indicating the Common Units and shares of Buyer Class C Common Stock such transferee may be entitled to receive and an undertaking to indemnify Buyer and its Affiliates in the event of any dispute among any Contributor or any such transferee or other Affiliate of the Contributor or transferee with respect to any such transfer or the Common Units and/or shares of Buyer Class C Common Stock to be delivered in accordance therewith.

(c) Notwithstanding anything to the contrary herein, (i) the Contributor shall not be entitled to receive a particular Earn-Out Payment on more than one occasion, and (ii) in the event that, on a particular date, the 20-Day VWAP entitles the Contributor to more than one Earn-Out Payment (each of which has not previously been paid), the Contributor shall be entitled to receive each such Earn-Out Payment.

(d) For purposes of this Agreement, “Liquidity Event Consideration” means the amount per share to be received by a holder of shares of Buyer Class A Common Stock in connection with a Liquidity Event, with any non-cash consideration valued as determined by the value ascribed to such consideration by the parties to such transaction. In the event that the Liquidity Event Consideration is greater than the 20-Day VWAP hurdle with respect to any Earn-Out Payment not previously paid, then the corresponding Earn-Out Payment shall be made, and the applicable Common Units shall be deemed issued and outstanding, effective immediately prior to the consummation of such Liquidity Event and the holders thereof shall be entitled to receive the corresponding Liquidity Event Consideration. Thereafter, the Buyer shall cease to have any further obligation under Section 2.7(a) or this Section 2.7(d). Any such Earn-Out Payment shall not be paid or payable in the event such Liquidity Event is not consummated and the Buyer will continue to have the obligations set forth in this Section 2.7.

(e) If, prior to the termination of Buyer’s obligation to make any Earn-Out Payment, any change in the outstanding shares of Buyer Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Earn-Out Payments and 20-Day VWAP targets set forth above shall be appropriately adjusted to reflect such change and to provide to the Contributor the same economic effect as contemplated by this Section 2.7(a) prior to such change.

2.8 Withholding. Buyer and the Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Contributor such amounts as Buyer or the Partnership, as applicable, is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer and Partnership shall notify the Contributor of any amounts expected to be deducted and withheld at least five (5) Business Days prior to the Closing Date and the basis for such deduction and withholding. Buyer or Partnership, as applicable, shall reasonably cooperate with the Contributor to reduce or eliminate any deductions and withholdings. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE CONTRIBUTOR

Subject to the disclosures made by the Contributor in the Schedules, the Contributor hereby represents and warrants to Buyer as follows:

3.1 Organization. The Contributor is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. The Contributor has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by the Contributor of this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing, and the performance by the Contributor of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary organizational action. This Agreement has been, and the Ancillary Agreements to be delivered by the Contributor at Closing will at Closing be, duly and validly executed and delivered by the Contributor and constitutes (or, in the case of the Ancillary Agreements to be delivered the Contributor at Closing will, at Closing, constitute) the legal, valid and binding obligation of the Contributor enforceable against the Contributor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 3.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 3.4 have been made or obtained, the execution and delivery by the Contributor of this Agreement do not and the Ancillary Agreements to be delivered by the Contributor at Closing, and the performance by the Contributor of its obligations under this Agreement and such Ancillary Agreements do not:

(a) violate or result in a breach of the Organizational Documents of the Contributor; or

(b) violate or result in a breach of any Law applicable to the Contributor, except for such violations or breaches as would not reasonably be expected to result in a material adverse effect on the Contributor’s ability to consummate the Transactions.

3.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by the Contributor in connection with the Contributor’s execution, delivery and performance of this Agreement and the Ancillary Agreements to be delivered by the Contributor at Closing or the Contributor’s consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on the Contributor’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, and (d) as disclosed on Schedule 3.4.

3.5 Title to Interests. The Contributor owns, holds of record and is the beneficial owner of all of the Contributed Interests, in each case, free and clear of all Liens and restrictions on transfer other than those arising pursuant to (w) this Agreement, (x) the Organizational Documents of Alta Mesa or Alta Mesa GP, (y) applicable securities Laws, or (z) as set forth on Schedule 3.5. Except as set forth in the Organizational Documents of Alta Mesa or Alta Mesa GP, the Contributor has no outstanding options or other rights to acquire from any other Contributor or any Alta Mesa Entity, and no obligation to sell, any shares of capital stock or other equity interest or voting securities of the Alta Mesa Parties or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than the rights of Buyer to acquire the Contributed Interests pursuant to this Agreement.

3.6 Legal Proceedings. There is no Proceeding (filed by any Person other than Buyer or any of its Affiliates) pending or, to the Contributor’s Knowledge, threatened against the Contributor before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal or preventing or delaying any of the Transactions.

3.7 Contributor Benefit Plans. There does not now exist, nor do any circumstances exist that could result in, any Liability to Buyer or any of the Alta Mesa Entities for liabilities relating to any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any Contributor or any ERISA Affiliate or Subsidiary of the Contributor other than an Alta Mesa Entity (a “Contributor Benefit Plan”), including any “benefit plan liability” of any Contributor or any ERISA Affiliate or Subsidiary of the Contributor, that would be, or could become, a Liability to Buyer or any of the Alta Mesa Entities following the Closing. As used in the preceding sentence, the term “benefit plan liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) for any Taxes relating to any Contributor Benefit Plan.

3.8 Brokers. Other than pursuant to the Engagement Letters, the Contributor has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Alta Mesa Entities could become liable or obligated.

3.9 Accredited Investor; Investment Intent. The Contributor is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). The Contributor is acquiring the Equity Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, nor with any present intention of distributing or selling any of the Equity Consideration except in any event in compliance with applicable federal and state securities Laws.

3.10 Tax Matters. The Contributor was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE ALTA MESA ENTITIES

Subject to the disclosures made by the Alta Mesa Parties in the Schedules and the Alta Mesa SEC Documents filed with the SEC on or after January 1, 2015 and prior to the date of this Agreement (but excluding any disclosures set forth under the heading “Risk Factors” or “Forward-Looking Statements” or similar headings to the extent such disclosures are cautionary, predictive or forward-looking in nature); provided that nothing in the Alta Mesa SEC Documents shall be deemed to modify the representations and warranties set forth in Sections 4.1, 4.2, 4.6, 4.13(a) and 4.25, each Alta Mesa Party hereby represents and warrants to Buyer as follows:

4.1 Organization.

(a) Alta Mesa is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Texas, and has all requisite limited partnership power and authority to conduct its business as it is now being conducted. Alta Mesa is not qualified or licensed to do business in any state other than Texas.

(b) Alta Mesa GP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted. Alta Mesa GP is not qualified or licensed to do business in any state other than Texas.

(c) Each Subsidiary of the Alta Mesa Parties is a corporation, limited liability company or limited partnership, as the case may be, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to conduct its business as it is now being conducted. Each Subsidiary of the Alta Mesa Parties is duly qualified or licensed to do business in each state set forth on Schedule 4.1(c).

4.2 Authorization. Alta Mesa and Alta Mesa GP have all requisite limited liability company and limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing, to perform their respective obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Alta Mesa and Alta Mesa GP of this Agreement and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing, and the performance by Alta Mesa and Alta Mesa GP of their respective obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Alta Mesa and Alta Mesa GP. This Agreement has been, and the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing will at Closing be, duly and validly executed and delivered by Alta Mesa and Alta Mesa GP and constitute (or, in the case of the Ancillary Agreements to be delivered by Alta Mesa and Alta Mesa GP at Closing will at Closing constitute), assuming this Agreement and the Ancillary Agreements constitute the valid and binding obligation of all the other parties, the legal, valid and binding obligation of Alta Mesa and Alta Mesa GP enforceable against Alta Mesa and Alta Mesa GP in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles. (a) The Contributor, acting in its capacity as owner of all the Contributed Interests, (b) the Contributor Owners, acting in their capacity as owners of all of the GP Voting Interests, and (c) the Board of Managers of Alta Mesa GP (on behalf of Alta Mesa GP, in its individual capacity and in its capacity as the general partner of Alta Mesa), have approved the Transactions in all respects in accordance with the requirements of the limited partnership agreement of the Contributor, the Existing Alta Mesa Partnership Agreement and the Alta Mesa GP LLC Agreement.

4.3 No Conflicts; Consents and Approvals. Except (i) as disclosed on Schedule 4.3, (ii) for such filings as may be required under the HSR Act and (iii) as may result from any facts or circumstances relating solely to Buyer or its Affiliates and assuming all Governmental Approvals required to be disclosed on Schedule 4.5 have been made or obtained, the execution and delivery by the Contributor, Alta Mesa and Alta Mesa GP of this Agreement do not, and the performance by the Contributor, Alta Mesa and Alta Mesa GP of their respective obligations under this Agreement (including performance of the Alta Mesa Reorganization Agreements) does not:

(a) violate or result in a breach of any of the Organizational Documents of the Alta Mesa Entities;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any material Lien (other than a Permitted Lien) pursuant to, any Contract to which any Alta Mesa Entity is a party or by which its Assets are bound, except as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities; or

(c) violate or result in a breach of any Law applicable to any Alta Mesa Entity except for such violations or breaches that would not reasonably be expected to result in a material Liability to the Alta Mesa Entities.

4.4 No Defaults. No Alta Mesa Entity is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Organizational Documents of the Alta Mesa Entities.

4.5 Governmental Approvals. No Governmental Approval is required to be made or obtained by or for the Alta Mesa Parties in connection with the Contributor’s and the Alta Mesa Parties’ execution, delivery and performance of this Agreement or any Ancillary Agreement or the Contributor’s and the Alta Mesa Parties’ consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to Buyer or its Affiliates, (b) as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 4.5.

4.6 Capitalization; Rights to Acquire Equity.

(a) Schedule 4.6(a) sets forth all of the issued and outstanding Interests of Alta Mesa. The Contributed AM Interests have been validly issued, are fully paid (to the extent required under the Existing Alta Mesa Partnership Agreement) and nonassessable. The Contributed AM Interests constitute all of the issued and outstanding Interests in Alta Mesa (other than interests to be issued to the Riverstone Contributor pursuant to the Alta Mesa Partnership Agreement). Except as set forth in Schedule 4.6(a) or in the Organizational Documents of Alta Mesa (including the Alta Mesa Partnership Agreement), there are no outstanding (a) securities of Alta Mesa convertible into or exchangeable for Interests or voting securities of Alta Mesa, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in Alta Mesa, (c) options or other rights of Alta Mesa to acquire from any Contributor, and no obligation of Alta Mesa to issue, any Interests or voting securities of Alta Mesa or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed AM Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to Alta Mesa, or (e) obligations of Alta Mesa to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. Except as set forth in Schedule 4.7, Alta Mesa GP has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(b) Alta Mesa GP is the sole general partner of Alta Mesa with a 0.1% general partner interest in Alta Mesa; such general partner interest has been validly issued in accordance with the Existing Alta Mesa Partnership Agreement; and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges or claims, except applicable securities laws and any restrictions set forth in the Partnership Agreement.

(c) Schedule 4.6(c) sets forth all of the issued and outstanding Interests of Alta Mesa GP. The Contributed AMGP Interests and the GP Voting Interests have been validly issued, are fully paid (to the extent required under Alta Mesa GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Contributed AMGP Interests and the GP Voting Interests constitute all of the issued and outstanding Interests in Alta Mesa GP. Except as set forth in Schedule (c) or in the Organizational Documents of Alta Mesa GP, there are no outstanding (a) securities of Alta Mesa GP convertible into or exchangeable for Interests or voting securities of Alta Mesa GP, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in Alta Mesa GP, (c) options or other rights of Alta Mesa GP to acquire from any Contributor, and no obligation of Alta Mesa GP to issue, any Interests or voting securities of Alta Mesa or any securities convertible into or exchangeable for such Interests or voting securities, other than the rights of Buyer to acquire the Contributed AMGP Interests pursuant to this Agreement, (d) equity equivalents or other similar rights of or with respect to Alta Mesa GP, or (e) obligations of Alta Mesa GP to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. Except as set forth in Schedule 4.7 and except for the GP Interest, Alta Mesa GP has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

4.7 Subsidiaries. Schedule 4.7 sets forth for each Subsidiary of the Alta Mesa Parties (a) its name and jurisdiction of formation and (b) the number of issued and outstanding Interests and the owners thereof. There are no outstanding (a) securities of any such Subsidiary convertible into or exchangeable for Interests or voting securities of such Subsidiary, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued Interests in such Subsidiary, (c) options or other rights of such Subsidiary to acquire from any Contributor, and no obligation of such Subsidiary to issue, any Interests or voting securities of such Subsidiary or any securities convertible into or exchangeable for such Interests or voting securities, (d) equity equivalents or other similar rights of or with respect to such Subsidiary, or (e) obligations of such Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. All of the issued and outstanding Interests of each such Subsidiary have been duly authorized and are validly issued, fully paid (in the case of any limited liability company or limited partnership, to the extent required by such Subsidiary’s limited liability company agreement or limited partnership agreement, as the case may be), and nonassessable (except, with respect to any limited liability company or limited partnership entity, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and similar statutes in the state of formation of such Subsidiary). Alta Mesa GP, Alta Mesa or one of their Subsidiaries holds of record and owns beneficially all of the outstanding Interests of each such Subsidiary free and clear of any Liens other than Permitted Liens.

4.8 Insurance. Schedule 4.8 sets forth an accurate and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies (excluding any insurance policies relating to any Benefit Plan) maintained by the Alta Mesa Entities or maintained by the Contributor for the benefit of any Alta Mesa Entity (collectively, the “Insurance Policies”). Copies of all Insurance Policies have been previously made available by the Alta Mesa Parties to Buyer, which copies are true and complete in all material respects. (a) Each Insurance Policy is valid, binding and in full force and effect, (b) to the Knowledge of the Alta Mesa Parties, no Alta Mesa Entity is in breach of any Insurance Policy, (c) all premiums due and payable for the Insurance Policies have been duly paid and (d) no Alta Mesa Entity or Contributor has received any written notice of any actual or possible cancellation or non-renewal of any Insurance Policy.

4.9 Legal Proceedings. Except as disclosed on Schedule 4.9, (a) there are no Proceedings (filed by any Person other than Buyer or its Affiliates) pending or, to the Knowledge of the Alta Mesa Parties, threatened against any Alta Mesa Entity by or before any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions; (b) there are, and during the prior three years there have been, no Proceedings pending, or, to the Knowledge of the Alta Mesa Parties, threatened against any Alta Mesa Entity or the Assets of any Alta Mesa Entity by or before any Governmental Authority; and (c) no Alta Mesa Entity is subject to, and no Asset of any Alta Mesa Entity is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

4.10 Compliance with Laws and Orders. Except as set forth on Schedule 4.10, the business, operations and Assets of the Alta Mesa Entities are currently conducted and for the past three years have been conducted in compliance in all material respects with all Laws and Orders applicable to the Alta Mesa Entities, their business and their operation of the Assets.

4.11 Anti-Corruption and Sanctions.

(a) During the prior five (5) years, no Alta Mesa Entity nor any of their directors, officers, employees or agents (each, an “Alta Mesa Representative”) has violated any Anti-Corruption Law, nor has any Alta Mesa Entity or any Alta Mesa Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any (i) officer or employee of a Governmental Authority, (ii) officer or employee of a government-owned or controlled entity, including officers, employees of state-owned or controlled oil and gas transportation companies, (iii) officer or employee of a public international organization or (iv) political party or party official or candidate for public office (each, a “Public Official”) or to any Person under circumstances where such Alta Mesa Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person (i) for the purpose of: (A) influencing any act or decision of a Public Official in their official capacity; (B) inducing a Public Official to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; (D) inducing a Public Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting such Alta Mesa Representative in obtaining or retaining business for or with, or directing business to, any Alta Mesa Representative; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) During the prior five (5) years, neither the Alta Mesa Entities nor any Alta Mesa Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. During the prior five (5) years, no Alta Mesa Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 4.11. No officer, director, or employee of any Alta Mesa Entity is a Public Official. No Public Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Alta Mesa Entity or has any legal or beneficial interest in any Alta Mesa Entity or to payments made to the Alta Mesa Parties by Buyer hereunder. The Alta Mesa Entities have maintained complete and accurate books and records of payments to any agents, consultants, representatives, third parties, and Public Officials in accordance with GAAP. No Alta Mesa Representative is currently a Sanctioned Person or Sanctioned Entity or is located, organized or resident in a country or territory that is subject to, or the target of, Sanctions. At no time during the prior five (5) years has any Alta Mesa Entity or any Alta Mesa Representative engaged directly or, to the Knowledge of the Alta Mesa Parties, indirectly in any dealings or transactions with any Sanctioned Person or Sanctioned Entity, or in any country or territory that is subject to, or the target of, Sanctions, nor is any Alta Mesa Entity or any Alta Mesa Representative currently engaged in any such activities.

4.12 Financial Statements. Prior to the Execution Date, Buyer has been provided with copies of, or access to, the following financial statements (the “Financial Statements”):

(a) audited consolidated balance sheet of Alta Mesa and its Subsidiaries as of December 31, 2016 (the “Balance Sheet Date”) and December 31, 2015 and the related consolidated statements of operations, changes in partners’ capital (deficit) and cash flows for the twelve month periods then ended; and

(b) unaudited consolidated balance sheet of Alta Mesa and its Subsidiaries as of March 31, 2017 and the related statements of operations, changes in partners’ capital (deficit) and cash flows for the three-month period then ended (the “Interim Financials”).

(c) Except as set forth on Schedule 4.12, the Financial Statements (i) were prepared in accordance with GAAP and (ii) fairly and accurately present, in all material respects, the financial condition and results of operations of Alta Mesa and its Subsidiaries as of the respective dates and for the periods covered thereby, except with respect to the Interim Financials for the absence of footnotes and certain immaterial year-end adjustments thereto.

4.13 Absence of Certain Changes or Events.

(a) Since December 31, 2016, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, each Alta Mesa Entity has conducted its business in the ordinary course of business consistent with past practices and, except as set forth on Schedule 4.13, has not taken any action that would require consent of Buyer under Section 6.4 if taken after the date hereof.

4.14 No Undisclosed Liabilities.

(a) Except for (i) liabilities adequately provided for on the balance sheet of Alta Mesa dated March 31, 2017 (including the notes thereto), (ii) current liabilities relating to Taxes, (iii) liabilities incurred in the ordinary course of business since the Balance Sheet Date, (iv) Transaction Expenses, or (v) liabilities disclosed on Schedule 4.14, the Alta Mesa Entities have no Liabilities that would be required to be reflected on the face of a balance sheet prepared in accordance with GAAP which are not reflected or reserved against in the Financial Statements.

(b) As of the Execution Date, the Alta Mesa Entities have no Indebtedness, except as set forth in the Financial Statements or on Schedule 4.14.

4.15 Taxes. Except as disclosed on Schedule 4.15:

(a) All material Tax Returns required to be filed by or with respect to the Alta Mesa Entities have been duly and timely filed (taking into account extension of time for filing) with the appropriate Taxing Authority, and all such Tax Returns were true, correct and complete in all respects. All material Taxes owed by the Alta Mesa Entities (or for which the Alta Mesa Entities may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to the Alta Mesa Entities have been satisfied in full. There are no Liens (other than Permitted Liens) on any of the Assets of the Alta Mesa Entities that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) There is no Tax Proceeding now pending against the Alta Mesa Entities in respect of any material Tax or material Tax Return, nor has any written adjustment with respect to a material Tax Return or written claim for material additional Tax been received by the Alta Mesa Entities that is still pending.

(c) There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by the Alta Mesa Entities.

(d) There is no outstanding claim, assessment or deficiency against the Alta Mesa Entities for any material Taxes that has been asserted in writing by any Taxing Authority.

(e) No written claim has been made by any Taxing Authority to the Alta Mesa Entities in a jurisdiction where the Alta Mesa Entities do not currently file a Tax Return that they are or may be subject to any material Tax in such jurisdiction, nor has any such assertion (i) been proposed in writing and received by any Ata Mesa Entity, or (ii) to the Knowledge of the Alta Mesa Parties or the Contributor, been threatened.

(f) No Alta Mesa Entity (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes, or (ii) has been a member of an affiliated group filing a consolidated income Tax Return or has any Liability for the Taxes of any Person (other than any Alta Mesa Entity) under Treasury Regulations Section 1.1502-6 (or any comparable provision of foreign, state or local Tax Law), including any predecessor of any Alta Mesa Entity, or as a transferee or successor, by contract or otherwise (in the case of either clause (i) or (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g) No Alta Mesa Entity has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treasury Regulations Section 1.6011-4, or (ii) has engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h) Other than the Joint Development Agreement by and between Oklahoma Energy Acquisitions, LP and BCE-STACK Development LLC, none of the Assets of any Alta Mesa Entity are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute other than those of the Contributor.

(i) No property owned by any Alta Mesa Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, or (v) subject to Section 168(g)(1)(A) of the Code.

(j) Each Alta Mesa Entity presently is, and has been since the date of its formation, properly classified as either a partnership or as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and each Alta Mesa Entity that is treated as a partnership (including the Joint Development Agreement by and between Oklahoma Energy Acquisitions, LP and BCE-STACK Development LLC described in Section 4.15(h)) for U.S. federal income tax purposes has in effect an election under Section 754 of the Code. No Alta Mesa Entity has made any filing with any Taxing Authority, including Form 8832 with the IRS, to be treated as an association taxable as a corporation for income Tax purposes.

(k) The fair market value of the equity interests exchanged for the Founder Notes is at least equal to the principal amounts payable under the Founder Notes.

4.16 Material Contracts.

(a) Except for agreements filed as exhibits to the Alta Mesa SEC Documents on or after January 1, 2015 and prior to the date of this Agreement, Schedule 4.16(a) sets forth a true and complete list as of the Execution Date of the following Contracts to which any Alta Mesa Entity is a party or by which the Assets are bound (the Contracts whether or not listed on Schedule 4.16(a) or entered into after the Execution Date that meet the descriptions in this Section 4.16(a) being collectively, the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to or aggregate expenditures by the Alta Mesa Entities, in each case, in excess of $5,000,000;

(iii) any Contract (A) for the future acquisition or sale of any Asset or (B) that grants a right or option to purchase in the future any Asset, other than, in each case, any Contract with a purchase or similar price of less than $5,000,000;

(iv) any Contract that constitutes an asset retirement obligation greater than $100,000 per well;

(v) any Contract that is a Hydrocarbon purchase and sale, exchange, supply, transportation, gathering, treating, processing or similar Contract, in each case, that is not terminable without penalty by any Alta Mesa Entity on 60 days or less notice;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of Alta Mesa set forth in the Reserve Report that have been provided to Buyer prior to the date of this Agreement), that could reasonably be expected to result in annual payments after the Execution Date by the Alta Mesa Entities in excess of $1,000,000;

(vii) any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 5% of total annual estimated production of Hydrocarbons (calculated on a yearly average basis) for a term greater than 10 years;

(viii) any Contract for lease of personal or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $1,000,000 in any calendar year that are not terminable without penalty within 60 days;

(ix) any Contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any material Intellectual Property or agreement pursuant to which any Alta Mesa Entity grants or receives a license to use any Intellectual Property (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(x) any Contract that constitutes a commitment relating to the Indebtedness or granting of any Lien other than current financial arrangements reflected in the Financial Statements;

(xi) any Contract primarily concerning the establishment by the Alta Mesa Entities of a partnership, joint venture or similar arrangement and any joint operating agreement affecting the Oil and Gas Properties or other properties of the Alta Mesa Entities, other than any customary joint operating agreements, unit agreements or participation agreements;

(xii) any Contract that contains calls upon or options to purchase Hydrocarbons, or a “most favored nation” or “right of first refusal” provision or minimum purchase obligation of Alta Mesa (including firm, fixed-price “take or pay” obligations or minimum volume commitments) in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of Alta Mesa or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights and options to purchase Hydrocarbons in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Alta Mesa or any of its Subsidiaries;

(xiii) any Contract (other than maintenance of uniform interests, preferential purchase agreements, area of mutual interests and similar preferential agreements entered into in the oil and gas industry) materially restricting or limiting any Alta Mesa Entity’s ability to compete or conduct a line of business, including any Contract that requires such Alta Mesa Entity to deal exclusively with a third party in connection with the sale or purchase of any product or service;

(xiv) any outstanding agreement of guaranty by an Alta Mesa Entity in favor of any Person in an amount in excess of $5,000,000;

(xv) any Contract where the primary purpose thereof is or was to indemnify another Person;

(xvi) any Contract with any Contributor or any Affiliate of any Contributor other than any such Contracts that will be terminated by the Closing Date with no further Liability to the Alta Mesa Entities and other than Contracts in an amount less than $500,000;

(xvii) each Contract for any Derivative Transaction that is unsecured and that would require posting cash collateral, letters of credit or other liquid collateral; and

(xviii) Organizational Documents of the Alta Mesa Entities.

(b) Except for agreements filed as exhibits to the Alta Mesa SEC Documents on or after January 1, 2015 and prior to the date of this Agreement, Buyer has been provided with true, correct and complete copies of all Material Contracts in existence as of the Execution Date

(c) Except as set forth on Schedule (c) (and except with respect to Material Contracts that expire in accordance with their terms), each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Alta Mesa Entity party thereto and, to the Knowledge of the Alta Mesa Parties, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles (regardless of whether enforceability is considered in a proceeding at law or in equity).

(d) Except as set forth on Schedule (d), no Alta Mesa Entity or, to the Knowledge of the Alta Mesa Parties, any other party to any Material Contract, is in material breach or default under (or is alleged in writing to be in breach of or default under) any Material Contract. None of the Material Contracts has been cancelled, terminated, amended or modified (except for change orders and similar modifications in the ordinary course of business). The Alta Mesa Entities have not provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract, and to the Knowledge of the Alta Mesa Parties, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration of any right or obligation or the loss of any benefit thereunder.

4.17 Alta Mesa Real Property.

(a) Other than the Easements described on Schedule 4.17(d) and other than the Oil and Gas Properties, which are addressed in Section 4.18, Schedule 4.17(a) sets forth a complete and accurate list of (i) all real property and interests in real property owned by the Alta Mesa Entities and (ii) all leases, subleases or licenses of real property (“Real Property Leases”) in which any Alta Mesa Entity holds a leasehold or similar interest (collectively, the “Alta Mesa Real Property”),. The Contributor has made available to Buyer true, correct and complete copies of the Real Property Leases, the Easements, and any title insurance policies, title opinions, title abstracts, deeds covering the owned Alta Mesa Real Property and surveys in possession of any Alta Mesa Entity, the Contributor or any of its Affiliates relating to the Alta Mesa Real Property.

(b) Except as set forth on Schedule 4.17(b), and except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, there exists no default by any Alta Mesa Entity, or, to the Knowledge of the Alta Mesa Parties, any other party under any Real Property Lease and, to the Knowledge of the Alta Mesa Parties, no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property Lease.

(c) Other than the Oil and Gas Properties, which are addressed in Section 4.18, each Alta Mesa Entity owns and possesses, of record and beneficially, (i) good and defensible title to all owned Alta Mesa Real Property, and (ii) good and defensible leasehold interest to all leased, subleased or licensed Alta Mesa Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(d) Other than the Oil and Gas Properties, which are addressed in Section 4.18, Schedule 4.17(d) contains a true and correct list of each material right-of-way, easement, servitude, license, franchise, fee interest, lease, surface lease, surface use and similar non-possessory interests in which any Alta Mesa Entity owns or has an interest as of the Execution Date (collectively, the “Easements”). Each Alta Mesa Entity owns good and defensible title to the Easements. The Alta Mesa Entities have all material Easements as are necessary for the ownership and operation of the Assets. Each of the Easements is in full force and effect in all material respects, and is the legal, valid and binding obligation of the Alta Mesa Entities and, to the Knowledge of the Alta Mesa Parties, is the legal, valid and binding obligation of each of the counterparties thereto subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Except as set forth on Schedule 4.17(d), there exists no material default by any Alta Mesa Entity, or to the Knowledge of the Alta Mesa Parties, any other party under any Easement (and, to the Knowledge of the Alta Mesa Parties, no event has occurred which, with notice or lapse of time or both, would constitute a material default or, to the Knowledge of the Alta Mesa Parties, would otherwise permit the revocation, limitation, termination or material and adverse modification of, or acceleration of payments due under, the Easements) by any Alta Mesa Entity or, to the Knowledge of the Alta Mesa Parties, any other party under any Easement. Except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements, each Alta Mesa Entity has fulfilled and performed all of its prior and current obligations with respect to the Easements, including the timely and full payment of all amounts currently due and owing to the counterparties of the Easements.

4.18 Oil and Gas Matters.

(a) Except as would not be reasonably likely to result in a Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report audited by Ryder Scott Company, L.P. (the “Independent Petroleum Engineers”) relating to Alta Mesa’s interests referred to therein as of December 31, 2016 (the “Reserve Report”) or (ii) reflected in the Reserve Report as having been sold or otherwise disposed of, the Alta Mesa Entities own good and defensible title to all material Oil and Gas Properties reflected in the Reserve Report and in each case as attributable to interests owned by the Alta Mesa Entities. For purposes of the foregoing sentence, “good and defensible title” means that an Alta Mesa Entity’s title to each of the Oil and Gas Properties held or owned by it (or purported to be held or owned by it as reflected in the Reserve Report) (i) entitles Alta Mesa (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (ii) obligates Alta Mesa (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (iii) is free and clear of all Liens (other than Permitted Liens).

(b) Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, the factual, non-interpretive data supplied by Alta Mesa to the Independent Petroleum Engineers relating to Alta Mesa’s interests referred to in the Reserve Report, by or on behalf of the Alta Mesa Entities that was material to such firm’s audit of proved oil and gas reserves attributable to the Oil and Gas Properties of the Alta Mesa Entities included in the Reserve Report was, as of the time provided, to the Knowledge of the Alta Mesa Entities, accurate in all material respects. To the Knowledge of the Alta Mesa Parties, there are no material errors in the assumptions and estimates provided by the Alta Mesa Entities in connection with the preparation of the Reserve Report. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect, the oil and gas reserve estimates of Alta Mesa set forth in the Reserve Report fairly reflect, in all respects, the oil and gas reserves of the Alta Mesa Entities at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved.

(c) Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a material Liability to the Alta Mesa Entities, all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid in all material respects, (i) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Alta Mesa Entities have been timely and properly paid in all material respects, (ii) no Alta Mesa Entity (and, to the Knowledge of the Alta Mesa Parties, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Alta Mesa Entities and (iii) no Alta Mesa Entity has received written notice from any other party to any such Oil and Gas Lease that any Alta Mesa Entity is in breach or default under any Oil and Gas Lease.

(d) All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Alta Mesa Entities are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law, in each case, except as would not have, individually or in the aggregate, a material Liability to the Alta Mesa Entities.

(e) All (i) burdens with respect to the Oil and Gas Properties have been properly and timely paid in all material respects in accordance with applicable Laws and Orders and the terms of the Oil and Gas Leases, and (ii) all expenses payable by the Alta Mesa Entities under the terms of any Contract have been properly and timely paid in all material respects except, in each case, for such burdens and expenses as are being currently paid prior to delinquency in the ordinary course of business and except for matters that are being contested in good faith and for which reserves have been established in the Financial Statements.

(f) All Hydrocarbon, water, CO2, injection or other wells located on, under or within any of the Oil and Gas Properties of the Alta Mesa Entities or otherwise associated with any Oil and Gas Properties of the Alta Mesa Entities, in each case, whether producing, non-producing, permanently or temporarily plugged and abandoned, have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease and any Contracts, and no such wells (i) are subject to any order from any Governmental Authority or written notice pursuant to a Contract from any other third party requiring that such well be plugged and abandoned, (ii) all wells required to be plugged and abandoned by applicable Law have been plugged and abandoned in accordance with applicable Law, or (iii) are subject to penalties on allowables after the Closing because of overproduction.

(g) Except as set forth in Schedule (g), all Oil and Gas Properties operated by any Alta Mesa Entity have been operated in material compliance with all Laws and Orders and with the applicable Oil and Gas Leases.

(h) Except as set forth in Schedule 4.18(h), as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on any Alta Mesa Entity or any Oil and Gas Properties and which Alta Mesa reasonably anticipates will individually require expenditures by any Alta Mesa Entity in excess of $1,000,000.

(i) No Alta Mesa Entity is obligated by virtue of a prepayment or advance payment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

(j) No Alta Mesa Entity has received any notice of any pending, and, to the Knowledge of the Alta Mesa Parties, there is no threatened, proceeding to condemn or take by power of eminent domain all or any of the Oil and Gas Properties of the Alta Mesa Entities.

4.19 Personal Property. Each Alta Mesa Entity has good title, free of all Liens, other than Permitted Liens, to all of the material tangible personal property reflected in the Financial Statements or thereafter acquired, other than assets sold in the ordinary course of business since the Balance Sheet Date.

4.20 Permits. The Alta Mesa Entities possess all material Permits that are required for the ownership and operation of the Alta Mesa Entities’ business in the manner in which it is currently owned and operated except as would not be reasonably likely to result in a material Liability to the Alta Mesa Entities. All such Permits are in full force and effect, there are no Proceedings pending or, to the Knowledge of the Alta Mesa Parties, threatened in writing that could reasonably be expected to result in the suspension, revocation or material adverse modification of any such Permit. Each Alta Mesa Entity is in compliance in all material respects with each such Permit.

4.21 Environmental Matters.

(a) Except as disclosed on Schedule 4.21(a):

(i) each Alta Mesa Entity is and for the past three years has been in compliance in all material respects with all applicable Environmental Laws;

(ii) no Proceeding with respect to any material Environmental Claim is pending against any Alta Mesa Entity before or by any Governmental Authority under any applicable Environmental Laws; and

(iii) there has been no Release of any Hazardous Material by any Alta Mesa Entity at, on, under or from any Alta Mesa Real Property or, to the Knowledge of the Alta Mesa Parties, at, on, under or from any real property formerly owned, leased or used by any Alta Mesa Entity, in material violation of applicable Environmental Laws or in a manner that has given or could reasonably be expected to give rise to material remedial obligations under applicable Environmental Laws.

(b) The Alta Mesa Entities have made available all material environmental reports, reports relating to any environmental investigation or cleanup or other environmental documentation in the Contributor’s or its possession or control relating to the Alta Mesa Real Property.

(c) To the Knowledge of the Alta Mesa Parties, there are no facts or circumstances that could reasonably be expected to result in a material Liability under any Environmental Law.

(d) Section 4.12, Section 4.14, Section 4.20 and Section 4.21 contain the exclusive representations and warranties of the Alta Mesa Entities with respect to applicable Environmental Laws, Environmental Claims, Hazardous Materials and environmental matters. No other provisions of this Agreement shall be construed as constituting a representation or warranty regarding such matters.

4.22 Compensation; Benefits.

(a) None of the Alta Mesa Entities has contributed to, has ever had an obligation to contribute to or has ever had any Liability with respect to (including contingent Liability) a Benefit Plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA) or, except as required by applicable Law, a Benefit Plan that provides post-termination or retiree health or welfare benefits to any Person.

(b) Schedule 4.22(b) identifies each material Benefit Plan providing compensation or benefits to any current or former individual service provider of an Alta Mesa Entity with respect to such individual’s service to such Alta Mesa Entity, including any equity or equity-based incentive plans or programs of such Person, and separately identifies each Benefit Plan that is an Alta Mesa Group Plan. The Contributor has made available to Buyer, with respect to each such material Benefit Plan described in the preceding sentence, as applicable: (i) the plan document or a written summary of material terms to the extent a Benefit Plan is not in writing, (ii) the summary plan descriptions and summaries of material modifications thereto, (iii) the most recent actuarial valuation report or audited financial statement, (iv) the most recently-filed annual report with all schedules and attachments thereto, (v) the most recent IRS opinion or determination letter, and (vi) all non-routine filings and material correspondence with a Governmental Authority from the past three years.

(c) Each Alta Mesa Group Plan has been maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Each Alta Mesa Group Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that such plan is so qualified and there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification.

(d) With respect to each Alta Mesa Group Plan, (i) there are no claims (other than routine claims for benefits in the ordinary course), investigations by any Governmental Authority or Proceedings pending, or, to the Knowledge of the Alta Mesa Parties, threatened, (ii) no nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (iii) no event has occurred and no condition exists that would subject an Alta Mesa Entity to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Law, in each case, except as would not reasonably be expected to result in a material Liability to the Alta Mesa Entities.

(e) Except as required by Section 6.17, neither the execution of this Agreement nor the consummation of the Transactions will, alone or together with any other transaction or event, (i) accelerate the time of payment or vesting under any Alta Mesa Group Plan, (ii) increase the amount of compensation or benefits due to any Person or result in the funding or payment of any compensation or benefits or forgiveness of any loan or payment of any severance under any Alta Mesa Group Plan or (iii) restrict Buyer or any of its Affiliates from amending or terminating an Alta Mesa Group Plan.

(f) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions. No Alta Mesa Group Plan provides for the gross-up of or reimbursement for any Taxes imposed by Section 4999 of the Code.

(g) Each Alta Mesa Group Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance in all material respects with Code Section 409A and the applicable guidance issued thereunder. No Alta Mesa Group Plan or contract provides for the gross-up of or reimbursement for any Taxes imposed by Section 409A of the Code.

4.23 Employees and Labor Matters.

(a) No employees of any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, are represented by a labor union or other collective bargaining representative with respect to their services performed for the Alta Mesa Entities. There is no, and during the past three years there has not been any pending, nor, to the Knowledge of the Alta Mesa Parties, threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any Alta Mesa Entity or, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, or any effort by any labor union to organize any current or former employees.

(b) There is no, and during the past three years there has not been any, unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance or Proceeding against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, pending, or, to the Knowledge of the Alta Mesa Parties, threatened.

(c) The Alta Mesa Entities, and with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, are and have at all times been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including the classification of employees, wages, working hours, collective bargaining, unlawful discrimination, civil rights, workers’ compensation, the payment of social security and similar Taxes, immigration, and terms and conditions of employment. There have been no Claims or other Proceedings against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, pending, or to the Knowledge of the Alta Mesa Parties, threatened against any of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any applicable Laws pertaining to employment and employment practices, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that would not reasonably be expected to result in a material Liability to the Alta Mesa Entities. As of the Execution Date, none of the Alta Mesa Entities, or with respect to the Alta Mesa Entities, any Contributor or any of its Affiliates, has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation that could result in material Liability to the Alta Mesa Entities.

(d) None of the Alta Mesa Entities has engaged in any employee layoff activities with respect to which there are unsatisfied liabilities under Worker Adjustment and Retraining Notification Act of 1988, or any similar state or local mass layoff statute, rule or regulation.

(e) Schedule 4.23(e) lists, as of the Execution Date, each employee of any of the Alta Mesa Entities and, for each such employee, the employee’s date of hire, service commencement date with such Alta Mesa Entity for purposes of vesting and eligibility to participate in Benefit Plans, job title, annualized base salary or base hourly pay rate, target annual cash bonus amount and principal work location.

(f) (i) Except for services rendered to High Mesa Inc. and its Subsidiaries with respect to assets that will be the subject of the Management Services Agreement, no employee of any of the Alta Mesa Entities provides services to any assets other than the Assets of the Alta Mesa Entities and (ii) no employee of any entity other than the Alta Mesa Entities provides services to the Assets of the Alta Mesa Entities. As of the Closing, no employees of any entity other than the Alta Mesa Entities will participate in any Alta Mesa Group Plan.

4.24 Related Party Transactions. Except as set forth on Schedule 4.24 or as disclosed in the Alta Mesa SEC Documents, as of the date of this Agreement, no Alta Mesa Entity is a party to any transaction or arrangement under which any (i) present or former executive officer or director of Alta Mesa, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of Alta Mesa or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon any Alta Mesa Entity or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Alta Mesa pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Related Party Transaction”).

4.25 Brokers. Except as set forth in the Engagement Letters, the Alta Mesa Entities have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions for which Buyer, the General Partner, the Partnership or the Alta Mesa Entities could become liable or obligated.

4.26 Alta Mesa SEC Documents.

(a) Since January 1, 2015, as of their respective dates, all forms, reports, schedules and statements filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “Alta Mesa SEC Documents”) as amended, by Alta Mesa complied as to form in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alta Mesa SEC Documents, and none of the Alta Mesa SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements of Alta Mesa and its consolidated Subsidiaries included in the Alta Mesa SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Alta Mesa and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Alta Mesa and its consolidated Subsidiaries, for the periods presented therein.

4.27 Information Supplied. The information supplied or to be supplied by the Alta Mesa Entities for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no warranty or representation is made by the Alta Mesa Entities with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion therein.

4.28 Preferential Rights. There are no rights of first refusal, preferential purchase rights, purchase options or similar rights with respect to the Contributed Interests or the Assets of the Alta Mesa Entities that are triggered by the execution and delivery by the Alta Mesa Parties of this Agreement or any other transaction document to which they are a party or the consummation by the Alta Mesa Parties of the transactions contemplated hereby or thereby.

4.29 Credit Support Instruments. Schedule 4.29 contains a true and correct list of all bonds, guaranties, letters of credit, cash collateral and other similar credit support instruments maintained by the Alta Mesa Entities with any Governmental Authority or other third party with respect to the Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Contributor that:

5.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The General Partner is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Subject to the requisite approval of the Stockholder Proposals as to Buyer, Buyer, the General Partner and the Partnership have all requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, to perform their obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and by Buyer and the Partnership of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing, and, subject to the requisite approval of the Stockholder Proposals as to Buyer, the performance by them of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate or limited partnership action, as applicable. This Agreement has been, and the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership at Closing will at Closing be, duly and validly executed and delivered by Buyer, the General Partner and the Partnership, as applicable, and constitutes (or, in the case of the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, at Closing will, at Closing, constitute) the legal, valid and binding obligation of Buyer, the General Partner and the Partnership enforceable against Buyer, the General Partner and the Partnership in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

5.3 No Conflicts. Except (i) for such filings as may be required under the HSR Act and (ii) as may result from any facts or circumstances relating solely to the Contributor or any of their respective affiliates and assuming all Governmental Approvals disclosed on Schedule 5.4 have been made or obtained, the execution and delivery by Buyer or the Partnership of this Agreement or the Ancillary Agreements to be delivered by Buyer, the General Partner or the Partnership, as applicable, do not, and the performance by Buyer, the General Partner or the Partnership, as the case may be, of its obligations under this Agreement or the Ancillary Agreements does not:

(a) violate or result in a breach of Buyer’s, the General Partner’s or the Partnership’s Organizational Documents;

(b) result in any breach of, or constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become a default), or give to any third party (other than a Governmental Authority) any right of termination, consent, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets of Buyer or the Partnership pursuant to, any Contract to which Buyer or the Partnership, as the case may be, is a party or by which such Assets are bound, except as would not reasonably be expected to materially impede Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership and except for the Buyer Stockholder Redemption Right; or

(c) violate or result in a breach of any Law applicable to Buyer or the Partnership, except as would not reasonably be expected to result in a material adverse effect on Buyer’s or the Partnership’s ability to consummate the Transactions or result in a material Liability to Buyer or the Partnership.

5.4 Governmental Approvals. No Governmental Approval is required to be made or obtained by Buyer, the General Partner, the Partnership or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (a) as may be necessary as a result of any facts or circumstances relating solely to the Contributor or any of their respective Affiliates, (b) as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to consummate the Transactions, (c) for such filings as may be required under the HSR Act, (d) compliance with any applicable requirements of any applicable securities Laws, whether federal, state or foreign and (e) as disclosed on Schedule 5.4.

5.5 Capital Structure. As of the Execution Date, the authorized capital stock of Buyer consists of (a) 400,000,000 shares of Buyer Class A Common Stock, (b) 50,000,000 shares of Buyer Class B Common Stock and (c) 1,000,000 shares of preferred stock, par value $0.001 per share (the “Buyer Preferred Stock”). At the close of business on August 11, 2017: (i) 103,500,000 shares of Buyer Class A Common Stock were issued and outstanding, (ii) 25,875,000 shares of Buyer Class B Common Stock were issued and outstanding, (iii) no shares of Buyer Preferred Stock were issued and outstanding, and (iv) 49,633,333 warrants, each entitling the holder thereof to purchase one share of Buyer Class A Common Stock at an exercise price of $11.50 per share of

Buyer Class A Common Stock (the “Buyer Warrants”) were issued and outstanding. All outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Buyer Class B Common Stock and the Buyer Warrants, there are no outstanding (a) securities of Buyer convertible into or exchangeable for shares of capital stock or other equity interest or voting securities of Buyer, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any shares of capital stock or other equity interest or voting securities of Buyer or any securities convertible into or exchangeable for such shares of capital stock or other equity interest or voting securities, other than pursuant to the Forward Purchase Agreements and the rights of the Contributor, Bayou City, Highbridge, Management, the Kingfisher Contributor and the Riverstone Contributor to acquire shares of Buyer Class C Common Stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock pursuant to this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, as applicable, (c) equity equivalents or other similar rights of or with respect to Buyer, or (d) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, options, equity equivalents, interests or rights, other than shares of Buyer Class C Common Stock. Buyer has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person other than its direct and indirect equity interests in the General Partner and the Partnership or as may be acquired pursuant to this Agreement, the Kingfisher Contribution Agreement or the Riverstone Contribution Agreement. The Buyer Class C Common Stock to be issued to the Contributor hereunder upon Closing or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. The Buyer Series A Preferred Stock to be issued to Bayou City, Highbridge and Management hereunder upon Closing, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), the Organizational Documents, commitments or agreements to which Buyer is a party or by which it is bound. Other than the Founder Registration Rights Agreement or the Registration Rights Agreement, the Buyer has no obligation to register, on behalf of any stockholder or other security holder of the Buyer, any securities of the Buyer under the Securities Act.

5.6 Capitalization of the General Partner and the Partnership. As of the Execution Date, Buyer owns all of the outstanding limited liability company interests in the General Partner and all of the outstanding limited partner interests in the Partnership, and the General Partner owns a non-economic general partner interest in the Partnership. The limited partner and general partner interests of the Partnership are duly authorized and validly issued. There are no outstanding (a) securities of the General Partner or the Partnership convertible into or exchangeable for other Interests in the General Partner or the Partnership, as applicable, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, relating to issued or unissued capital stock or other Interests in the

General Partner or the Partnership, as applicable, (c) obligations of the Partnership to issue any Interests in the General Partner or the Partnership or any securities convertible into or exchangeable for such Interest, other than the rights of the Contributor, the Kingfisher Contributor and the Riverstone Contributor to acquire Common Units pursuant to this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, respectively, and (d) obligations of the General Partner or the Partnership to repurchase, redeem, or otherwise acquire any of the foregoing securities, options, equity equivalents, Interests or rights. The Common Units to be issued to the Contributor hereunder upon Closing or as Earn-Out Consideration, when delivered, shall be duly authorized and validly issued, fully paid (to the extent required under the A&R LP Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended), and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which Buyer or the Partnership is a party or by which it is bound.

5.7 No Undisclosed Liabilities. There are no Liabilities of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Buyer dated as of March 31, 2017 (including the notes thereto) contained in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017; (b) Liabilities incurred in the ordinary course of business subsequent to March 31, 2017; (c) Liabilities for fees and expenses incurred in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution

Agreement and the transactions contemplated by the Riverstone Contribution Agreement; and (d) Liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP.

5.8 Buyer SEC Documents; Controls.

(a) Since March 31, 2017, Buyer has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the 1933 Act or the Exchange Act (such forms, reports, schedules and statements, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the 1933 Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (A) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Document. No notice of any SEC review or investigation of Buyer or the Buyer SEC Documents has been received by Buyer.

(b) The financial statements of Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Buyer and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Buyer and its consolidated Subsidiaries, for the periods presented therein.

(c) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions.

5.9 Legal Proceedings. There is no Proceeding (filed by any Person other than the Contributor or any of its Affiliates) pending or, to Buyer’s Knowledge, threatened, against Buyer or the Partnership before or by any Governmental Authority, which seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. There are, as of the date hereof, and since their respective dates of formation, through the date hereof, there have not been, any Proceedings pending, or, to Buyer’s Knowledge, threatened against Buyer or the Partnership by or before any Governmental Authority and Buyer is not subject to, and no Asset of Buyer is bound or affected by, any outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority.

5.10 Compliance with Laws and Orders. Each of Buyer and the Partnership is and since its respective date of formation has been in compliance in all material respects with all Laws and Orders applicable to it except where such non-compliance would not reasonably be expected to result in a material Liability to Buyer or the Partnership.

5.11 Brokers. Neither Buyer nor the Partnership has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

5.12 Trust Account. As of the Execution Date, Buyer has (and, assuming no holders of Buyer Class A Common Stock exercise the Buyer Stockholder Redemption Right, will have immediately prior to the Closing) at least $995 million in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Buyer and the Trustee, enforceable in accordance with its terms. As of the date hereof, the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the date hereof, there are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Buyer Class A Common Stock who shall have exercised their Buyer Stockholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem shares of Buyer Class A Common Stock pursuant to the Buyer Stockholder Redemption Right. As of the date hereof, there are no Proceedings pending or, to the knowledge of Buyer, threatened with respect to the Trust Account.

5.13 Information Supplied; Proxy Statement. The information supplied or to be supplied by Buyer for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of Buyer and at the time of any meeting of Buyer’s stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Contributor or the Alta Mesa Entities for inclusion therein) will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

5.14 Absence of Certain Changes or Events. Since March 31, 2017 through the date hereof, there has not been any Buyer Material Adverse Effect. Neither Buyer nor the Partnership has conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act and the search for, and preparation for the execution of, a business combination.

5.15 No Default. Neither Buyer nor Partnership is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Buyer or Partnership, (ii) any Contract to which Buyer is a party or by which Buyer is bound, or (iii) any Law applicable to Buyer, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to Buyer.

5.16 Listing. The issued and outstanding shares of Buyer Class A Common Stock, the Buyer Warrants, and the Buyer units (consisting of one share of Buyer Class A Common Stock and one-third of one Buyer Warrant) (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Buyer by NASDAQ or the SEC with respect to any intention by such entity to deregister any Buyer Public Securities or prohibit or terminate the listing of any Buyer Public Securities on NASDAQ. Buyer has taken no action that is designed to terminate the registration of Buyer Public Securities under the Exchange Act. Buyer has not received any written or, to Buyer’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Buyer Public Securities.

5.17 Financial Resources. Subject to the satisfaction of the conditions set forth in Article VII, Buyer will have sufficient cash on hand at Closing to enable it to pay the Cash Consideration and to consummate the Transactions.

5.18 Investment Company. Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19 Accredited Investor; Investment Intent. Each of Buyer and the Partnership is an accredited investor as defined in Regulation D under the 1933 Act. The Partnership is acquiring the Contributed Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Contributed Interests except in compliance with applicable federal and state securities Laws.

5.20 Opportunity for Independent Investigation. In entering into this Agreement, Buyer has relied solely upon the Contributor’s and the Alta Mesa Parties’ express representations and warranties set forth in Article III and Article IV and in the Closing Certificates delivered by each Contributor and the Alta Mesa Parties, Buyer’s own expertise, and Buyer’s professional counsel as to the Transactions, the Contributed Interests, and the Assets and business and business of the Alta Mesa Entities, and the value thereof, and not on any other comments, representations, warranties or statements of, or information provided by, any Contributor or any Representatives of any Contributor. Buyer acknowledges and affirms that it has completed an independent investigation, verification, analysis, and evaluation of the Contributed Interests and Assets of the Alta Mesa Entities and has made all such reviews and inspections of the Contributed Interests and Assets of the Alta Mesa Entities as it has deemed necessary or appropriate to enter into this Agreement the Ancillary Agreements; provided that the foregoing shall in no event limit in any respect any of the representations or warranties set forth in Article III or Article IV or in any Closing Certificate delivered by the Contributor and the Alta Mesa Parties. Except for the representations and warranties expressly made by any Contributor in Article III and by the Alta Mesa Parties in Article IV or in the Closing Certificate to be delivered by each Contributor and the Alta Mesa Parties, Buyer acknowledges that no Contributor or any other Person has made, and Buyer has not relied upon, any representations or warranties, express or implied, as to the financial condition, physical condition, title, environmental conditions, liabilities, operations, business, prospects of or title to the Contributed Interests, the Alta Mesa Entities or any of their Assets.

ARTICLE VI

COVENANTS

6.1 Regulatory and Other Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Transactions, including (i) filing any notification and report forms required for the consummation of the Transactions under the HSR Act within fifteen (15) Business Days after the Execution Date; and (ii) using commercially reasonable efforts to cause any applicable waiting period under the HSR Act with respect to the Transactions to expire or terminate at the earliest time that is reasonably practicable and shall request “early termination” with respect to the waiting period under the HSR Act. Buyer shall not agree to extend any waiting period under the HSR Act without the prior written consent of the Contributor. Buyer shall pay any HSR Act filing fee as provided by statute. Otherwise, each Party shall each pay its own preparation costs and expenses.

(b) Each Party shall, and shall cause its respective Subsidiaries to, (i) promptly inform the other Parties of, and supply to the other Parties, any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with this Agreement or the Transactions; (ii) consult and cooperate in good faith with the other Parties in connection with any filings, notifications, submissions, analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to this Agreement or the Transactions, including, subject to applicable Law, permitting the other Parties to review in advance, and considering in good faith the views of the other Party with respect to, any proposed written communication to any Governmental Authority and to promptly provide the other Parties with copies of any communication to any Governmental Authority; (iii) use commercially reasonable efforts to comply, as promptly as reasonably practicable, with any requests received by a Party or any of its Subsidiaries under the HSR Act and any other applicable Law for additional information, documents or other materials; (iv) give the other Parties reasonable advance notice of its or its Subsidiaries’ intention to participate in any meeting or telephone or other discussion with any Governmental Authority with respect to the Transactions or any filings, investigations or inquiries made in connection with the Transactions, and an opportunity to participate in such meeting or discussion; and (v) contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as being in violation of any applicable Law.

(c) Buyer shall take any and all steps and make any and all undertakings necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust, competition, or trade regulation Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Closing to occur as soon as reasonably practicable (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer (or its Subsidiaries) or of Alta Mesa (or its Subsidiaries), or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or Alta Mesa’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or Assets of Buyer (or its Subsidiaries) or Alta Mesa (or its Subsidiaries), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining Order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Closing.

6.2 Access.

(a) From the Execution Date until the earlier of termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), the Contributor and the Alta Mesa Parties shall provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets owned, leased or operated by the Alta Mesa Entities, and shall use commercially reasonable efforts to provide Buyer and its Representatives access to all Assets operated by third parties, books and records, Contracts, documents, officers, employees, agents, legal advisors, accountants and properties of the Alta Mesa Entities, and the Contributor and the Alta Mesa Parties shall furnish reasonably promptly to Buyer and its Representatives such information concerning the Alta Mesa Entities and their Assets, business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time, by or on behalf of Buyer. Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of the Alta Mesa Entities. The Contributor shall have the right to have a Representative present for any communication with officers of the Alta Mesa Parties, and Buyer shall, and shall use commercially reasonable efforts to cause its Representatives to, observe and comply with all applicable health, safety and security requirements of the Contributor, the Alta Mesa Entities and any other operator of the Alta Mesa Entities’ Assets if Buyer exercises its rights to access any Assets or properties of the Alta Mesa Entities under this Section 6.2. Neither Buyer nor its Representatives shall contact any of the employees, customers, suppliers, operators, working interest owners, royalty owners, gatherers, or parties that have business relationships with the Alta Mesa Entities in connection with the Transactions without the specific prior written authorization of Alta Mesa. For purposes of clarification, Buyer and its Representatives shall be permitted to conduct non-invasive environmental assessments, including any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but Buyer and its Representatives shall not be entitled, prior to the Closing, to collect any air, soil, surface water or ground water samples nor to perform any invasive or destructive sampling on, under, at or from the Alta Mesa Real Property. Buyer shall hold in confidence all information disclosed to Buyer or its Representatives hereunder on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 6.2, Buyer shall have no right of access to, and none of the Contributor nor any of their respective Affiliates shall have any obligation to provide any information (1) relating to bids received from others in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (2) the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to any Contributor or any of its respective Affiliates, (y) cause any Contributor or any of its respective Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in clause (2) of this sentence apply, the Contributor shall provide Buyer with a reasonably detailed description of the information not provided, and the Contributor shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Law or Contract or jeopardizing such privilege. Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, promptly upon completion of any access under this Section 6.2, Buyer shall repair at its sole expense any damage caused by such access.

(b) During the Interim Period, Buyer shall provide the Alta Mesa Parties and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all Assets, books and records, Contracts, documents, officers, employees, agents, legal advisors and accountants of Buyer, and Buyer shall furnish reasonably promptly to the Alta Mesa

Parties and their Representatives such information concerning Buyer’s business, books and records, Contracts, properties and personnel as may be reasonably requested, from time to time. The Alta Mesa Parties and their Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business of Buyer. Notwithstanding anything to the contrary in this Section 6.2, the Alta Mesa Parties shall have no right of access to, and Buyer and its Affiliates shall not have any obligation to provide any information the disclosure of which could reasonably be expected to (x) jeopardize any privilege available to Buyer or any of its Affiliates, (y) cause Buyer or any of its Affiliates to breach a Contract, or (z) result in a violation of Law; provided that, in the event that the restrictions in this sentence apply, Buyer shall provide the Alta Mesa Parties with a reasonably detailed description of the information not provided, and Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Alta Mesa Parties to evaluate such information without violating such Law or Contract or jeopardizing such privilege.

(c) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer agrees to indemnify, defend and hold harmless each Contributor, its respective Affiliates and its and their respective Representatives for any and all Losses incurred by the Contributor, its respective Affiliates or its or their respective Representatives arising solely as a result of actions taken by Buyer or its Representatives at any Alta Mesa Real Property pursuant to the access rights under Section 6.2(a), including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Alta Mesa Real Property; provided that the foregoing indemnification shall not apply to such Claims and Losses as are caused by the willful misconduct or gross negligence of a Contributor, its Affiliates or its and their respective Representatives, or any Alta Mesa Entity.

6.3 Conduct of Business. Except as specifically provided in this Agreement (including Schedule 6.3), as required by applicable Law or in response to an Emergency, during the Interim Period, the Contributor shall cause each Alta Mesa Entity to and each Alta Mesa Entity shall (a) conduct its operations in the ordinary course of business and (b) use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its material Contracts and Permits, (iii) retain its current officers, (iv) preserve its relationships with its key customers and suppliers, (v) preserve, maintain, and protect its material Assets and (vi) maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

6.4 Certain Restrictions.

(a) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as otherwise described on Schedule 6.4(a), as required by applicable Law, or as consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, no Contributor shall:

(i) create any Lien (other than any Lien that will be released at or prior to Closing) against any of the Contributed Interests;

(ii) sell, transfer, convey or otherwise dispose of any of the Contributed Interests; or

(iii) agree or commit to or permit any Affiliate of the Contributor to do any of the foregoing.

(b) Without limiting the generality of Section 6.4(a), during the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as otherwise described in Schedule 6.4(b), as required by applicable Law or as consented to or approved in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned or delayed, the Alta Mesa Parties shall not, and the Contributor and the Alta Mesa Parties shall cause the Alta Mesa Entities to not:

(i) amend or propose to amend the Organizational Documents of any Alta Mesa Entity other than in connection with the Pre-Closing Reorganization;

(ii) (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interests or equity equivalents in any Alta Mesa Entity (other than to the Riverstone Contributor in accordance with the Alta Mesa Partnership Agreement), or (B) amend in any material respect any of the terms of any securities of any Alta Mesa Entity outstanding as of the Execution Date other in connection with the Pre-Closing Reorganization;

(iii) (A) split, combine, or reclassify any Interests in any Alta Mesa Entity, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in any Alta Mesa Entity, except (x) for dividends and distributions by a direct or indirect wholly owned Subsidiary of Alta Mesa to Alta Mesa or a direct or indirect wholly owned Subsidiary of Alta Mesa, (y) with respect to Alta Mesa, tax distributions in the ordinary course of business and in accordance with the Existing Alta Mesa Partnership Agreement, or (z) for dividends and distributions pursuant to the Pre-Closing Reorganization, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests of any Alta Mesa Entity or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Alta Mesa Entity;

(iv) except in response to an Emergency, (A) create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person (other than Alta Mesa, Alta Mesa GP or any Alta Mesa Entity) that remains outstanding as of the Closing; provided, however, that the foregoing shall not restrict (1) the incurrence of Indebtedness under the Seventh Amended and Restated Credit Agreement dated as of November 10, 2016 among Alta Mesa, as borrower, Wells Fargo Bank, National Association, as administrative agent and lender, and the other lenders party thereto, (2) any extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses) so long as any such extension, renewal or refinancing is on substantially the same or more favorable terms to Alta Mesa than such existing Indebtedness or (3) any Indebtedness incurred by Alta Mesa that is owed to any Alta Mesa Entity or by any wholly Subsidiary of Alta Mesa that is owed to Alta Mesa or another wholly owned Subsidiary of Alta Mesa, or (B) mortgage or pledge any material Assets of the Alta Mesa Entities, or create any material Lien thereon that is not released at or prior to Closing, other than Permitted Liens or the creation of any Lien to secure any Indebtedness permitted to be incurred under clause (A) above;

(v) sell, or otherwise dispose of any material portion of its Assets, except (A) pursuant to existing Material Contracts, (B) the sale of obsolete Assets of the Alta Mesa Entities in the ordinary course of business or (C) sales of Hydrocarbons from production in the ordinary course of business;

(vi) (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof other than (w) Organic CapEx in accordance with the Budget, (x) Inorganic Acquisition CapEx of up to $25 million per acquisition, (y) Inorganic Acquisition CapEx for over $25 million per acquisition, subject to the conditions contained in the Alta Mesa Partnership Agreement, or (z) pursuant to a Contract in effect as of the Execution Date, (B) form any joint venture or similar arrangement or (C) make any loans, advances or capital contributions to, or investments in, any Person, except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice;

(vii) change in any material respect any of the financial accounting principles, practices or methods used by any Alta Mesa Entity, except for any change required by reason of a concurrent change in GAAP or statutory accounting requirements;

(viii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax;

(ix) settle or offer or propose to settle any Proceeding (other than a Proceeding relating to Taxes) against any Alta Mesa Entity unless such settlement (A) requires the payment of less than $1,000,000, which payment is made prior to Closing, (B) involves the unconditional release of such Alta Mesa Entity with respect to the subject matter of the Proceeding, (C) does not impose any material obligations on any Alta Mesa Entity after the Closing and (D) does not involve an admission of criminal wrongdoing by any Alta Mesa Entity;

(x) amend in any material respect, terminate or waive any material right under any Material Contract, other than Contracts that terminate pursuant to their terms;

(xi) except for expenditures necessary to respond to an Emergency, authorize or make capital expenditures except as set forth in the Budget or in accordance with Section 6.4(b)(vi);

(xii) amend or modify in any material respect the Budget;

(xiii) (A) except consistent with past practice and in the ordinary course of business, grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of the directors, officers, employees or independent contractors of any of the Alta Mesa Entities, (B) enter into any new, or amend any existing, employment, retention, change in control or severance or termination agreement with any currently existing director, officer, employee or independent contractor; (C) terminate, establish or become obligated under any collective bargaining agreement; (D) enter into any new material, or amend any, Alta Mesa Group Plan or other Benefit Plan if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; or (E) terminate the employment of any executive officer or management-level employee (except for a for-cause termination);

(xiv) take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions;

(xv) enter into or amend the terms of any Related Party Transaction other than in connection with the Pre-Closing Reorganization; or

(xvi) agree or commit to do any of the foregoing.

(c) During the Interim Period, except as expressly permitted or required by the other terms of this Agreement, as required by any applicable Law, or consented to or approved in writing by the Contributor, which consent or approval will not be unreasonably withheld, conditioned or delayed, Buyer shall not, and Buyer shall cause its Subsidiaries not to:

(i) amend or propose to amend (A) the Organizational Documents of Buyer or any of its Subsidiaries, other than in connection with the Stockholder Proposals, or (B) the Trust Agreement or any other agreement related to the Trust Account;

(ii) (A) offer, issue, sell, grant or deliver, or authorize or propose to offer, issue, sell, grant or deliver, any Interest of Buyer or any of its Subsidiaries, other than in connection with the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, or (B) amend in any material respect any of the terms of any Interests of Buyer or any of its Subsidiaries outstanding as of the Execution Date;

(iii) (A) split, combine, or reclassify any Interests in Buyer, (B) declare, set aside or pay any dividends on, or make any other distribution in respect of, any outstanding Interests in Buyer, (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Interests in Buyer, other than pursuant to an exercise of a Buyer Stockholder Redemption Right, or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries;

(iv) other than in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement, create, incur, guarantee or assume any Indebtedness or otherwise become liable or responsible for the obligations of any other Person;

(v) other than in connection with the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement, (A) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, or other business organization or division thereof, (B) form any joint venture or similar arrangement or exercise any rights under any existing joint venture or similar agreement, or (C) make any loans, advances or capital contributions to, or investments in, any Person; or

(vi) agree or commit to do any of the foregoing.

6.5 D&O Indemnity. Buyer shall not, and shall cause the Alta Mesa Entities from and after Closing not to, amend, waive or otherwise modify the Organizational Documents of any Alta Mesa Entity to the extent such amendment, waiver or other modification does or would reasonably be expected to reduce, limit, terminate or otherwise modify (in any manner adverse to any of the Contributor’s Appointees, any Contributor or any of its respective Affiliates to the extent relating to the period prior to Closing) any obligation of Buyer or any of its Subsidiaries to indemnify pursuant to the Organizational Documents of the Alta Mesa Entities the Contributor’s Appointees, the Contributor or its Affiliates to the extent relating to periods prior to Closing. Buyer shall cause the Alta Mesa Entities to, effective as of the Closing Date, obtain and fully pay the premium for “tail” insurance policies that cover the existing directors and officers of the Alta Mesa Entities for a claims-reporting or discovery period of at least seven years from and after the Closing Date from an insurance carrier with the same or better credit rating as Alta Mesa’s existing directors’ and officers’ insurance carrier and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under Alta Mesa’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any of the Contributor’s Appointees by reason of his or her service as an officer or director of any Alta Mesa Entity at or prior to the Closing Date (including in connection with this Agreement or the Transactions); provided, however, that Alta Mesa may not, without Buyer’s written consent, spend more than 300% (the “D&O Cap Amount”) of the last annual premium paid by Alta Mesa prior to the Execution Date per year for such coverage under such tail policy; provided further that if the cost of such insurance exceeds the D&O Cap Amount, and the Alta Mesa Entities elect not to spend more than the D&O Cap Amount for such purposes, then the Alta Mesa Entities shall purchase as much coverage as is obtainable for the D&O Cap Amount which shall satisfy the obligations of Buyer and the Alta Mesa Entities under this Section 6.5. From and after the Closing, in the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.5. Buyer shall not sell, transfer, distribute or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Buyer unable to satisfy their obligations under this Section 6.5.

6.6 Tax Matters.

(a) The Contributor shall prepare or cause to be prepared (i) all Tax Returns required to be filed by the Alta Mesa Entities that are due on or prior to the Closing Date, and (ii) any Tax Returns of Alta Mesa for Income Taxes that are imposed on a “flow-through” basis and required to be filed after the Closing Date for Tax periods ending on or prior to the Closing Date. Such Tax

Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date (including extensions) for filing any such Tax Return, the Contributor shall deliver a copy of such Tax Return, together with all supporting documentation, to Buyer for its reasonable comment. The Contributor shall cause such Tax Returns (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Buyer. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Alta Mesa Entities not specifically addressed in the first sentence of this Section 6.6(a), including all Tax Returns required to be filed by the Alta Mesa Entities for any Tax period that begins before the Closing Date and ends on or after the Closing Date (the “Straddle Period”). Such Tax Returns for a Straddle Period shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Laws. Not later than thirty (30) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation, to the Contributor for its reasonable comment. Buyer shall cause such Tax Returns for a Straddle Period (as revised to incorporate the Contributor’s reasonable comments) to be timely filed and, if requested by the Contributor, will provide a copy to the Contributor.

(b) No amended Tax Return for Income Taxes that are imposed on a “flow-through” basis with respect to a Pre-Closing Tax Period shall be filed by or on behalf of Alta Mesa without the consent of the Contributor, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Buyer and the Contributor shall cooperate fully, and shall cause the Alta Mesa Parties to cooperate fully, as and to the extent reasonably requested by Buyer or the Contributor, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the request of Buyer or the Contributor, the provision of Records and information that are reasonably relevant to any such audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Contributor further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Contributor, Buyer, or the Alta Mesa Entities.

(d) Notwithstanding herein to the contrary:

(i) Buyer and the Alta Mesa Entities, on the one hand, and the Contributor, and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, Tax Proceedings or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, that Buyer and the Alta Mesa Entities shall only be required to notify the Contributor with respect to any Tax Matter relating to Income Taxes that are imposed on a “flow-through” basis with respect to a Pre-Closing Tax Period. Any failure to so notify the other party of a Tax Matter shall not relieve such other party from liability with respect to such Tax Matter except to the extent such party was actually and materially prejudiced as a result thereof.

(ii) The Contributor shall have the sole right to control any Tax Proceeding with respect to Income Taxes imposed on a “flow-through” basis relating to any Tax period ending on or before the Closing Date, and to take any actions in connection with such Tax Proceeding.

(iii) Except as provided in Section 6.6(d)(ii), Buyer shall have the right to control all other Tax Proceedings relating to any Taxes of the Alta Mesa Entities.

(e) In the event that any Transfer Taxes are imposed on the Transactions (other than the Pre-Closing Reorganization), the Partnership shall be responsible for the payment of all such Transfer Taxes. Each Contributor and Buyer shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other Party when such filings have been made. Each Contributor and Buyer shall cooperate and consult with each other prior to filing such Tax Returns (i) in order to minimize such Transfer Taxes, and (ii) to ensure that all such returns are filed in a consistent manner.

(f) Other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax, all Tax sharing agreements or similar agreements between the Alta Mesa Entities, on the one hand, and any of the Contributor and its Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Alta Mesa Entity shall be bound thereby or have any liability thereunder.

(g) Intended Tax Treatment.

(i) The Parties agree that Alta Mesa will be a “disregarded entity,” as defined in Treasury Regulation Section 301.7701-3(a) immediately after the Closing Date.

(ii) The Parties agree that, except as required by applicable Laws, for U.S. federal income tax purposes, (A) the Partnership shall be treated as a continuation of Alta Mesa pursuant to Section 708(b)(1) of the Code; (B) the Contributor’s contribution of Contributed AM Interests in exchange for Common Units shall not be treated as a taxable exchange, (C) nonrecourse liabilities of the Partnership shall be allocated in a manner that is consistent with Treasury Regulation Section 1.752-3 and Treasury Regulation Section 1.707-5T(a)(2)(i), as applicable to minimize, to the greatest extent possible, the amount of gain that the Contributor would recognize, if any, pursuant to Section 707 of the Code, if applicable, or Section 731(a) of the Code, as a result of the contribution of Contributed AM Interests, (D) if applicable, any transfer of money or other consideration to the Contributor shall be treated as a reimbursement of preformation capital expenditures in connection with the contribution of the Contributed AM Interests to the maximum extent permitted pursuant to Treasury Regulation Section 1.707-4(d), and (E) to the extent permitted, issuances of Earn-Out Consideration shall be treated as events triggering an adjustment to the book value (under Section 704(b) of the Code) of the assets of the Partnership and the corresponding capital account adjustments shall be made in a manner determined to minimize differences between the partners’ capital accounts as determined on a per Common Unit basis. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat (i) the purchase of Buyer Class C Stock pursuant to Sections 2.2, 2.6 and 2.7(a), (ii) the right of a Contributor to have its Common Units redeemed by the Partnership, (iii) the receipt of the Tax Receivable Agreement or (iv) the receipt of the Buyer Series A Preferred Stock, as consideration paid to the Contributor in connection with the contribution of the Contributed AM Interests pursuant to Treasury Regulation Section 1.707-3.

(iii) The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 6.6(g), and (B) take no position inconsistent with this Section 6.6(g) in any Tax Return, Tax Matter, Tax Proceeding or otherwise absent a determination within the meaning of Section 1313 of the Code to the contrary.

(h) Not later than 30 days after the Closing, the parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Alta Mesa Entities in accordance with the principles of Sections 1060 and 755 of the Code, as applicable (the “Tax Allocation Statement”). The Parties agree to (i) be bound by the Tax Allocation Statement (if agreed) and (ii) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return.

(i) The Parties agree that the Partnership shall use the “traditional allocation method” as described in Treasury Regulations Section 1.704-3(b) (including in connection with any “reverse 704(c) allocation” that may be required in connection with a “book-up” of the Partnership’s assets in connection with the Contributions contemplated by this Agreement.

(j) The Contributor and Ellis acknowledge and agree that the Founder Notes are properly treated as equity interests in Alta Mesa for U.S. federal income tax purposes, and consistent with the foregoing, the Contributor and Ellis agree to cause Alta Mesa to treat the Founder Notes as equity interests in Alta Mesa on the 2016 IRS Form 1065 (Return of Partnership Income) filed by Alta Mesa (including by issuing Ellis a K-1 as payee under the Founder Notes). Notwithstanding the foregoing, (i) the Contributor and Ellis agree that the fair market value of equity issued by Alta Mesa in connection with the conversion, exchange and extinguishment of the Founder Notes is at least equal to the adjusted issue price (for the avoidance of doubt, including amounts payable in kind, whether or not previously taken into account) of the Founder Notes, and (ii) except as required by applicable Laws, income or gain (if any) realized by Alta Mesa associated with the conversion, exchange and extinguishment of the Founder Notes shall be allocated to the equity owners of Alta Mesa (other than the Riverstone Contributor) immediately prior to the conversion. The Contributor and Ellis hereby agree, from and after the Closing, to indemnify the Riverstone Contributor for any tax cost or Losses arising out of or relating to the subordination of, or conversion, exchange and extinguishment of the Founder Notes, and the Riverstone Contributor is an express third party beneficiary of, and entitled to enforce, this provision.

(k) To the extent that the provisions of this Section 6.6 are inconsistent with or conflict the provisions of Article X or any other provisions under this Agreement, the provisions of this Section 6.6 shall control.

6.7 Public Announcements; Confidentiality.

(a) No Party shall make any public announcement or issue any public communication regarding this Agreement or the Transactions without first obtaining the prior written consent of the other Party, except if such announcement or other communication is required by applicable

Law (including in the Alta Mesa SEC Documents and in connection with the preparation and filing of the Proxy Statement and any offering or other documents prepared in connection with any financing by Buyer or the Alta Mesa Parties) or the rules of any stock exchange upon which such Party’s capital stock is traded, in which case, to the extent permitted by Law, the disclosing Party shall use its commercially reasonable efforts to coordinate or communicate such announcement or communication with the other Party prior to announcement or issuance; provided, however that no provision of this Agreement shall be deemed to restrict in any manner (i) any Party’s ability to communicate with its employees or equity holders or (ii) the ability of Buyer and the Alta Mesa Parties to communicate with their financial and legal advisors, lenders, underwriters or financing sources.

(b) From the Closing Date and for a period of five (5) years following the Closing Date, Buyer, each Contributor and each Contributor Owner will, and will cause their respective Affiliates and use commercially reasonable efforts to cause their respective Representatives to, (i) maintain the strict confidentiality of any and all Confidential Information and (ii) not disclose such Confidential Information to any Person other than any of its respective Affiliates or Representatives, except (x) to the extent required by Law (provided that if required by Law, each party agrees, to the extent legally permissible, to give the others prior written notice of such disclosure in sufficient time to permit the others to seek a protective order should it so determine) or (y) in a Claim brought by such party in the pursuit of its remedies under this Agreement. Each Party shall (1) notify all Persons to whom Confidential Information is disclosed of the confidential nature of the materials disclosed and the provisions of this Agreement; and (2) ensure that all Persons to whom the terms of this Agreement or the Confidential Information is disclosed keep such information confidential and do not disclose or divulge such information to any unauthorized Person in each case in accordance with this Agreement.

6.8 [Reserved.]

6.9 The Proxy Statement and the Special Meeting.

(a) As promptly as reasonably practicable after the Execution Date, but in any event within 10 Business Days following the date on which Buyer has received written notice from Alta Mesa and Kingfisher that Alta Mesa and Kingfisher each believes that the information required to be provided by the Alta Mesa Entities hereunder and Kingfisher pursuant to the Kingfisher Contribution Agreement has been delivered to Buyer, Buyer will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the transactions contemplated by this Agreement, the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement (the “Proxy Statement”) in preliminary form; provided, however, that such 10 Business Day period shall not elapse if Buyer provides a reasonably detailed written notice to Alta Mesa or Kingfisher regarding information that is required but has not yet been received by Buyer from Alta Mesa or Kingfisher for the Proxy Statement, in which case the 10 Business Day period shall re-commence after Buyer receives such information from Alta Mesa or Kingfisher, as appropriate. Buyer shall as promptly as practicable notify the Contributor and the Alta Mesa Entities of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Buyer shall cooperate and provide the Contributor and the Alta Mesa Entities with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Contributor and the Alta Mesa Entities in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. The Buyer Board Recommendation shall be included in the Proxy Statement. Buyer will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Buyer will cause the Proxy Statement to be transmitted to the holders of Buyer Common Stock as promptly as practicable, but in any event within 5 Business Days, following the date on which the SEC confirms it has no further comments on the Proxy Statement.

(b) The Contributor and the Alta Mesa Entities acknowledge that a substantial portion of the Proxy Statement and other filings to be made by Buyer with the SEC shall include disclosure regarding the Contributor, the Alta Mesa Entities and their management, operations and financial condition. Accordingly, the Contributor and the Alta Mesa Entities will, as promptly as reasonably practicable after the Execution Date, use their respective commercially reasonable efforts to provide Buyer with all information concerning the Contributor, the operations of the Alta Mesa Entities’ business and the Alta Mesa Entities’ management and operations and financial condition, in each case, required to be included in the Proxy Statement or such other filings, including the required financial statements of the Alta Mesa Entities prepared in accordance with Regulation S-X and a related consent from the Alta Mesa Entities’ independent public accountants. Without limiting the generality of the foregoing, the Contributor and the Alta Mesa Entities shall use their respective commercially reasonable efforts to cooperate with Buyer in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC. The Contributor and the Alta Mesa Entities shall use their commercially reasonable efforts to cause and make their managers, directors, officers and employees of Buyer and its counsel in connection with the drafting of the Proxy Statement and any other filings to be made by Buyer with the SEC and responding in a timely manner to comments on the Proxy Statement or such other filings from the SEC; provided that doing so does not unreasonably interfere with the ongoing operations of the Alta Mesa Entities or its Subsidiaries.

(c) Buyer will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Buyer, all action necessary to call, hold and convene a special meeting of holders of Buyer Common Stock (including any permitted adjournment or postponement, the “Special Meeting”) to consider and vote upon the Stockholder Proposals and the LTIP Proposal as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Special Meeting to consider and vote upon the Stockholder Proposals and the LTIP Proposal has been called and noticed, Buyer will not postpone or adjourn the Special Meeting without the consent of the Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Buyer has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Buyer Common Stock prior to the Special Meeting or (3) an adjournment or postponement of up to 10 Business Days to solicit additional proxies from holders of Buyer Common Stock. Subject to Section 6.9(d), Buyer will take all reasonable lawful action to solicit approval of the Stockholder Proposals and the LTIP Proposal by the holders of Buyer Common Stock.

(d) The Buyer Board will recommend in the Proxy Statement that the holders of Buyer Common Stock approve the Stockholder Proposals and the LTIP Proposal (the “Buyer Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the required stockholder approval at the Special Meeting, the Buyer Board may withdraw, modify or qualify in any manner the Buyer Board Recommendation (any such action a “Change in Recommendation”) if the Buyer Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Buyer Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon a material intervening event (specifically excluding a change in oil and gas prices) that occurred during the Interim Period and information not available to the Buyer Board at the Execution Date and (ii) Buyer has provided to the Contributor three Business Days’ prior written notice advising the Contributor that the Buyer Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, unless this Agreement is terminated in accordance with its terms, any Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Buyer Board or (y) relieve Buyer of any of its obligations under this Agreement, including its obligation to hold the Special Meeting.

(e) If at any time prior to the Closing Date, any event, circumstance or information relating to Buyer, the Contributor or the Alta Mesa Entities, or any of their respective Subsidiaries, officers or directors should be discovered by Buyer, the Contributor or the Alta Mesa Entities, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Buyer with the SEC, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Buyer and, to the extent required by Law, disseminated to the holders of Buyer Common Stock; provided that no information received by Buyer pursuant to this Section 6.9(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules.

(f) Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Alta Mesa Entities, reimburse the Alta Mesa Entities for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Alta Mesa Entities or any of their Subsidiaries in connection with the cooperation of the Alta Mesa Entities and their Subsidiaries contemplated by this Section 6.9 and shall indemnify and hold harmless the Alta Mesa Entities, their Subsidiaries, the Contributor and its Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with the Proxy Statement and any information used in connection therewith, except for Liabilities of the Alta Mesa Entities to the extent they resulted from information provided by the Contributor or the

Alta Mesa Entities or any of their Subsidiaries specifically for use in connection with the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.9 shall survive Closing.

6.10 Cooperation on Financing Matters. Prior to the Closing and in connection with any financing activities of Buyer, the Alta Mesa Parties shall use their commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause their Representatives, including legal and accounting representatives, to provide, in each case at Buyer’s sole expense (with respect to reasonable out-of-pocket expenses), all cooperation reasonably requested by Buyer that is customary in connection with completing any financing activities of Buyer, which commercially reasonable efforts shall include, among other things, (i) furnishing Buyer reasonably promptly following Buyer’s request, with information regarding the Alta Mesa Entities (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Alta Mesa Entities), to the extent reasonably available to the Alta Mesa Entities, (ii) causing the Alta Mesa Entities’ senior management and other representatives with appropriate seniority and expertise of the Alta Mesa Entities to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead-arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing or maintenance activities, (iii) assisting with the preparation of materials for rating agency presentations, offering memoranda, and similar documents required in connection any such financing or maintenance activities, (iv) using commercially reasonable efforts to obtain legal opinions, auditor comfort letters and auditor consents reasonably requested by Buyer in order to consummate such financing or maintenance activities, (v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Buyer or any future or existing financing sources of Buyer or the Alta Mesa Entities to permit the consummation of such financing activities, (vi) assisting Buyer with the repayment, and release of any Liens upon repayment, of any outstanding Indebtedness of any Alta Mesa Entity and obtaining customary payoff letters with respect thereto, and (vii) cooperating with requests for due diligence to the extent customary and reasonable; provided, however, that no obligation of the Alta Mesa Entities under any agreement, certificate, document or instrument shall be effective until the Closing and none of the Alta Mesa Parties or any of their Representatives shall be required to pay any commitment or other fee or incur any other Liability prior to Closing in connection with any financing activities (other than with respect to expenses to be reimbursed in accordance with the first sentence of this Section 6.10). Subject to the limitations set forth in Section 11.13, to the extent Buyer has any assets other than its interest in the Trust Account, Buyer shall promptly, upon request by the Alta Mesa Entities, reimburse the Alta Mesa Entities for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Alta Mesa Entities in connection with the cooperation of the Alta Mesa Entities contemplated by this Section 6.10 and shall indemnify and hold harmless the Alta Mesa Parties, their Subsidiaries, the Contributor and its Representatives and Affiliates from and against any and all losses, damages, claims, costs or out-of-pocket expenses suffered or incurred by any of them in connection with any financing activities of Buyer and any information used in connection therewith, except for Liabilities of the Alta Mesa Parties to the extent they resulted from information provided by the Alta Mesa Parties or any of their Subsidiaries specifically for use in connection with such financing activity containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The obligations of Buyer in this Section 6.10 shall survive Closing.

6.11 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall, and shall cause the Alta Mesa Parties to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

6.12 Exclusivity.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Alta Mesa Parties will not, each Contributor will not, and will cause the Alta Mesa Entities and any of their respective Affiliates and any of their and their Affiliates’ Representatives, not to, take any action, directly or indirectly, to initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information with respect to, any proposal from any Person relating to an acquisition of any Interests in the Alta Mesa Entities or all or substantially all of the Assets of the Alta Mesa Entities. The Alta Mesa Parties and each Contributor shall, and the Contributor shall cause the Alta Mesa Entities, any of their respective Affiliates and any of their and their Affiliates’ Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Buyer and its Affiliates) with respect to any of the foregoing. As promptly as practicable (and in any event within two (2) Business Days) after the date hereof, the Alta Mesa Parties shall, and will cause the Alta Mesa Entities to, send “return or destroy” letters to all other Persons to whom the Alta Mesa Entities or their Affiliates and professional advisors provided confidential information under or pursuant to a confidentiality or non-disclosure agreement in connection with the potential sale of all or substantially all of the Alta Mesa Entities (any such confidentiality or non-disclosure agreement, a “Transaction Confidentiality Agreement”). From and after the Closing, the Alta Mesa Entities agree to use their reasonable best efforts to enforce their rights under any such Transaction Confidentiality Agreement for the benefit of Buyer.

(b) Buyer shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Buyer Acquisition Proposal. Until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 9.1, Buyer shall not directly or indirectly, through any controlled Affiliate or any of its or their Representatives initiate, solicit, facilitate or encourage, participate in any discussions or negotiations with, enter into any Contract (including any letter of intent or confidentiality agreement), or furnish to any other Person any information (other than information to or from any other Person which is traditionally provided in the regular course of business to third parties where Buyer and its controlled Affiliates or their Representatives have no reason to believe that such information may be utilized to evaluate any such Buyer Acquisition Proposal) with respect to any Buyer Acquisition Proposal, or agree to, approve or recommend, any Contract with respect to, any Buyer Acquisition Proposal.

(c) For purposes of this Agreement, a “Buyer Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (i) the acquisition of any of the equity interests of another Person by Buyer or any of its Subsidiaries pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (ii) a transaction pursuant to which another Person issues or would issue, or Buyer, its stockholders or any of its Subsidiaries acquire or would acquire, any of the equity interests of such other Person or (iii) a transaction pursuant to which Buyer or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person; provided that the Kingfisher Contribution Agreement and the transactions contemplated thereby, the Riverstone Contribution Agreement and the transactions contemplated thereby and any financing with respect to the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement or the transactions contemplated by the Riverstone Contribution Agreement shall not constitute a Buyer Acquisition Proposal.

6.13 Notice of Certain Events. Each of the Alta Mesa Parties and Buyer will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (a) the occurrence or existence of any fact, event or circumstance that has, (i) with respect to the Alta Mesa Parties, had or would reasonably be expected have a Material Adverse Effect and (ii) with respect to Buyer had or would reasonably be expected to have a Buyer Material Adverse Effect, (b) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Article VIII, as applicable, not being able to be satisfied prior to the Outside Date, (c) any notice or other communication that has been received by the Alta Mesa Parties from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication that has been received by Buyer or the Alta Mesa Parties from any Governmental Authority in connection with the Transactions, or (e) any Proceeding commenced or, to the Knowledge of the Alta Mesa Parties or Buyer, as applicable, threatened that (i) if pending on the Execution Date, would have been required to have been disclosed by the Alta Mesa Parties or Buyer, as applicable, pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the Transactions. No notification given by any Party pursuant to this Section 6.13 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

6.14 Pre-Closing Reorganization. Prior to the Closing, the Alta Mesa Parties shall, and the Contributor shall cause the Alta Mesa Entities to, complete a reorganization pursuant to which all assets and liabilities related to any business or operations of Alta Mesa and its Subsidiaries other than the ownership and operation of assets in Kingfisher, Garfield, Major, Blaine, Logan and Canadian counties, in each case, in the State of Oklahoma are transferred from the Alta Mesa Entities in a manner that (a) does not create a Tax liability for Buyer, the General Partner, the Partnership or the Alta Mesa Entities and (b) complies with applicable Laws (the “Pre-Closing Reorganization”) in accordance with the Alta Mesa Reorganization Agreements.

6.15 Kingfisher Contribution Agreement and Riverstone Contribution Agreement. Subject to the terms and conditions of this Agreement, Buyer shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement.

6.16 Reasonable Best Efforts. Except to the extent that the Parties’ obligations are specifically set forth elsewhere herein, upon the terms and subject to the conditions set forth in this Agreement, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction.

6.17 Treatment of Certain Alta Mesa Group Plans.

(a) Prior to the Closing, the Alta Mesa Parties shall take all actions necessary and appropriate to vest and payout as of the Closing all performance appreciation rights then outstanding (“PARs”) under the Alta Mesa Holdings, L.P. Performance Appreciation Rights Plan (the “PARs Plan”) and to terminate the PARs Plan as of the Closing, provided that, as permitted under the PARs Plan, payment with respect to any PARs payable hereunder shall be subject to the PAR holder’s execution and delivery prior to the Closing (and non-revocation) of a general release of claims against the Alta Mesa Entities, the form and substance of which release shall be subject to review and approval by Buyer (not to be unreasonably withheld or delayed). At least three (3) Business Days prior to the Closing Date, the Alta Mesa Parties shall deliver to Buyer documents reasonably satisfactory to Buyer evidencing the vesting and payout of the PARs and termination of the PARs Plan as provided under this Section 6.17(a).

(b) Prior to the Closing, the Alta Mesa Parties shall take all actions necessary and appropriate to vest and payout as of the Closing all account balances under the Alta Mesa Holdings, L.P. Deferred Compensation Incentive Plan and the Alta Mesa Holdings, L.P. Supplemental Executive Retirement Plan (together, the “Deferred Compensation Plans”), and to terminate the Deferred Compensation Plans as of the Closing. At least three (3) Business Days prior to the Closing Date, the Alta Mesa Parties shall deliver to Buyer documents reasonably satisfactory to Buyer evidencing the vesting, payout and termination of the Deferred Compensation Plans as provided under this Section 6.17(b).

(c) For the avoidance of doubt, termination of the PARs Plan and the Deferred Compensation Plans in accordance with this Section 6.17 shall (i) in all respects, be in a manner that is compliant with Section 409A of the Code and (ii) include the payout and satisfaction of all liabilities incurred by the Alta Mesa Entities with respect to such PARs Plan and Deferred Compensation Plans through the Closing.

6.18 Founder Notes. Prior to Closing, the Contributor shall cause the Founder Notes to be exchanged for equity interests in the Contributor, and Ellis shall become a Contributor Owner in a manner reasonably acceptable to Buyer. The Parties acknowledge and agree that Ellis may transfer or assign the Founders Notes to a third party and such transferee will become a Contributor Owner hereunder in a manner reasonably acceptable to Buyer; provided that no such transfer shall relieve Ellis of any of his obligations hereunder.

6.19 LTIP Plan. Buyer shall cause the proposals at the Special Meeting submitted for approval by the holders of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock to include a proposal requesting those stockholders to adopt and approve a new equity incentive plan for the Buyer (the “LTIP Proposal”).

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

7.1 Contributor Representations and Warranties. The Contributor Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Contributor Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Contributor Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Contributor in Article III (other than the Contributor Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.2 Representations and Warranties of Alta Mesa Parties. The Alta Mesa Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Alta Mesa Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Alta Mesa Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Alta Mesa Parties in Article IV (other than the Alta Mesa Fundamental Representations) shall, without giving effect to any materiality or Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Material Adverse Effect.

7.3 Performance. Each Contributor and the Alta Mesa Parties shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by them under this Agreement prior to or at Closing.

7.4 No Material Adverse Effect. Since the Execution Date, there shall not have been a Material Adverse Effect.

7.5 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by Buyer or its Subsidiaries) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

7.6 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

7.7 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have (1) approved and adopted this Agreement, the Kingfisher Contribution Agreement, the Riverstone Contribution Agreement and the transactions contemplated hereby and thereby; (2) approved and adopted certain amendments to Buyer’s amended and restated certificate of incorporation to, among other things, create a new class of capital stock for the Buyer Class C Common Stock (the “A&R Certificate of Incorporation”) reasonably necessary to complete the Transactions (excluding the LTIP Proposal) and the transactions contemplated by the Riverstone Contribution Agreement and the Kingfisher Contribution Agreement and (3) approved, for purposes of complying with applicable listing rules under of the NASDAQ, (w) the issuance of equity interests of Buyer, including pursuant to the terms of the Forward Purchase Agreements, (x) the issuance of Buyer Class C Common Stock to the Contributor, the Kingfisher Contributor and the Riverstone Contributor, (y) the issuance of the Buyer Series A Preferred Stock to Bayou City, Highbridge and Management and Buyer Series B Preferred Stock to the Riverstone Contributor, and (z) the future issuance of shares of Buyer Class A Common Stock to the Contributor, the Kingfisher Contributor and the Riverstone Contributor in connection with the future redemption or exchange of their Common Units (collectively, the “Stockholder Proposals”).

7.8 Concurrent Closing of Kingfisher Contribution Agreement. The Kingfisher Closing shall be consummated in accordance with the terms of the Kingfisher Contribution Agreement.

7.9 Partnership Leverage Ratio. The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the Pre-Closing Reorganization, the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, the consummation of the transactions contemplated by the Forward Purchase Agreements to the extent of any sale of securities by Buyer pursuant to such Forward Purchase Agreements in accordance with their respective terms in connection with the Closing and the exercise of any Buyer Stockholder Redemption Right) would not exceed 1.5x.

7.10 NASDAQ Listing. The Buyer Class A Common Stock issuable to the Contributor, the Kingfisher Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

7.11 Consents. The consents set forth on Schedule 7.11 shall have been obtained.

7.12 Founder Notes. The Founder Notes shall have been exchanged for equity interests of the Contributor in accordance with Section 6.18 and Ellis shall have agreed to become bound hereunder as a Contributor Owner, and the Contributor shall have converted the Founder Notes into equity in the Contributor.

7.13 Completed Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been consummated in accordance with the Alta Mesa Reorganization Agreements.

ARTICLE VIII

CONTRIBUTOR’S CONDITIONS TO CLOSING

The obligation of the Contributor to consummate Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Contributor in its sole discretion, to the extent permitted by applicable Law) as of the Closing:

8.1 Representations and Warranties. The Buyer Fundamental Representations shall (i) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those Buyer Fundamental Representations expressly made as of an earlier date) and (ii) in the case of Buyer Fundamental Representations expressly made as of an earlier date, be true and correct in all respects as of such earlier date. The representations and warranties made by the Buyer Parties in Article V (other than the Buyer Fundamental Representations) shall, without giving effect to any materiality, material adverse effect or Buyer Material Adverse Effect qualifier contained therein, (a) be true and correct in all respects on and as of the Execution Date and the Closing Date as though made on and as of the Execution Date and the Closing Date (other than those representations and warranties expressly made as of an earlier date) and (b) in the case of representations and warranties expressly made as of an earlier date, be true and correct in all respects as of such earlier date, except in the case of clauses (a) and (b) where the failure to be true and correct would not have a Buyer Material Adverse Effect.

8.2 Performance. Buyer shall have performed and complied, in all material respects, with all covenants and agreements to be performed or complied with by it under this Agreement prior to or at Closing.

8.3 Orders and Laws. There shall not be any Law or Order of any Governmental Authority having jurisdiction (except for any such Order issued in connection with a Proceeding instituted by the Contributor or any of its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions.

8.4 HSR Act. The applicable waiting period under the HSR Act (and any extensions thereof) shall have expired or been terminated.

8.5 Concurrent Closing of Kingfisher Contribution Agreement. The Kingfisher Closing shall be consummated in accordance with the terms of the Kingfisher Contribution Agreement.

8.6 Partnership Leverage Ratio. The Partnership’s Leverage Ratio immediately post-Closing (calculated on a pro forma basis (i) assuming that the Pre-Closing Reorganization, the Transactions, the transactions contemplated by the Kingfisher Contribution Agreement and the transactions contemplated by the Riverstone Contribution Agreement had been consummated on the first date of the Calculation Period, (ii) after giving effect to the repayment, retirement, assignment or other satisfaction of any Debt of the Partnership and its Subsidiaries that is satisfied on the Closing Date, and (iii) for Cash of the Partnership and its Subsidiaries after giving effect to the Closing, the consummation of the transactions contemplated by the Kingfisher Contribution Agreement and the Riverstone Contribution Agreement, the consummation of the transactions contemplated by the Forward Purchase Agreements to the extent of any sale of securities by Buyer pursuant to such Forward Purchase Agreements in accordance with their respective terms in connection with the Closing and the exercise of any Buyer Stockholder Redemption Right) would not exceed 1.5x.

8.7 Class B Waiver. The holders of Buyer Class B Common Stock shall have irrevocably and unconditionally relinquished and waived any and all rights they have or will have under Section 4.3(b)(ii) of the A&R Certificate of Incorporation to receive shares of Buyer Class A Common Stock in excess of the number of shares of Buyer Class B Common Stock held by them upon conversion of such shares (the “Class B Waiver”).

8.8 Stockholder Approval. At the Special Meeting, the holders of a majority of the shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, shall have approved the Stockholder Proposals.

8.9 NASDAQ Listing. The Buyer Class A Common Stock issuable to the Contributor, the Kingfisher Contributor and the Riverstone Contributor pursuant to the A&R LP Agreement shall have been approved for listing on the NASDAQ, subject only to official notice of issuance thereof.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated, as follows:

(a) at any time before Closing, by the Contributor or Buyer, by written notice to the Parties, in the event that any Law or final Order of any Governmental Authority having jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the contribution of the Contributed Interests pursuant to this Agreement;

(b) at any time before Closing, by the Contributor, by written notice to Buyer, if (i)(A) Buyer has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VIII and (B) such breach has not been cured by the earlier of (x) 30 days following written notification from the Contributor to Buyer thereof and (y) the Outside Date, or (ii) the Buyer Board has made a Change in Recommendation;

(c) at any time before Closing, by Buyer, by written notice to the Contributor, if (i) any Contributor or Alta Mesa Party has breached its representations, warranties, covenants or agreements under this Agreement and such breach would or does result in the failure to fulfill any condition expressly set forth in Article VII and (ii) such breach has not been cured by the earlier of (A) 30 days following written notification from Buyer to the Contributor or the Alta Mesa Parties thereof and (B) the Outside Date;

(d) at any time before Closing, by Buyer or the Contributor, by written notice to the Parties, if Closing has not occurred on or before February 28, 2018 (the “Outside Date”);

(e) at any time before the Closing, by Buyer or the Contributor, by written notice to the Parties, if the Kingfisher Contribution Agreement shall have been terminated in accordance with its terms; or

(f) by mutual written consent of Buyer and the Contributor;

provided, however, that neither the Contributor nor Buyer shall be entitled to terminate this Agreement under this Section 9.1(b), Section 9.1(c) or Section 9.1(d), as applicable, if any Contributor or Buyer, respectively, is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth in Article VII or Article VIII, as applicable.

9.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, subject to the last sentence of this Section 9.2, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, Article I, Section 6.2(b), Section 6.7, Section 6.9(f), the second to last sentence of Section 6.10, this Article IX and Article XI will survive any such termination along with any obligation or covenant that otherwise expressly survives termination. The Confidentiality Agreement shall not be affected by a termination of this Agreement. Nothing in this Section 9.2, however, shall be deemed to extinguish any right or remedy of any Party that shall have accrued hereunder prior to any such termination, or release any Party from any liability for any Willful and Material Breach by such Party of the terms and provisions of this Agreement prior to such termination

9.3 Specific Performance. Each Contributor and Buyer acknowledges that the other would be damaged irreparably if the obligations of the Contributor or Buyer, as applicable, under this Agreement to be performed at or in connection with, or following, the Closing are not performed in accordance with their specific terms or otherwise breached. Accordingly, the Parties agree that, in lieu of termination of this Agreement as contemplated in Section 9.1 or following the Closing, the Contributor and Buyer may seek to enforce specifically the express obligations of the other under this Agreement or in connection with or following the Closing.

ARTICLE X

WAIVERS; LIMITATIONS ON LIABILITY

10.1 Waivers of other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE CONTRIBUTOR, THE ALTA MESA PARTIES, BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE ALTA MESA ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES, THE PARTNERSHIP, OR ANY PART THEREOF, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY CONTRIBUTOR IN Article III, THE ALTA MESA PARTIES IN Article IV AND BUYER IN Article V. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NONE OF THE CONTRIBUTOR, THE ALTA MESA PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, OTHER THAN THOSE SET FORTH IN Article III OR Article IV WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ALTA MESA ENTITIES OR THEIR ASSETS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTOR IN Article III AND THE ALTA MESA PARTIES IN Article IV, THE CONTRIBUTOR’S INTERESTS IN THE CONTRIBUTED INTERESTS ARE BEING TRANSFERRED HEREUNDER TO BUYER “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE CONTRIBUTOR, THE ALTA MESA PARTIES AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ALTA MESA ENTITIES OR THEIR ASSETS OR THE OIL AND GAS PROPERTIES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ALTA MESA ENTITIES OR THEIR ASSETS.

(c) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY BUYER IN Article V, THE EQUITY CONSIDERATION IS BEING ISSUED TO THE CONTRIBUTOR “AS IS, WHERE IS, WITH ALL FAULTS,” AND BUYER, THE PARTNERSHIP AND THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF BUYER, THE PARTNERSHIP, THE EQUITY CONSIDERATION OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF BUYER AND THE PARTNERSHIP.

(d) BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR SET FORTH IN Article III AND OF THE ALTA MESA PARTIES SET FORTH IN Article IV AND IN ANY CLOSING CERTIFICATES OF THE CONTRIBUTOR OR THE ALTA MESA PARTIES ARE THOSE ONLY OF THE CONTRIBUTOR OR THE ALTA MESA PARTIES, AS APPLICABLE, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF THE CONTRIBUTOR, THE ALTA MESA ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES.

(e) THE CONTRIBUTOR ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article V AND IN ANY CLOSING CERTIFICATE OF BUYER ARE THOSE ONLY OF BUYER, AND NOT OF ANY OTHER PERSON, INCLUDING ANY AFFILIATE OR REPRESENTATIVE OF BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES.

10.2 Waiver of Remedies.

(a) The Parties hereby agree that, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed in whole or in part after the Closing, no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other document, agreement, certificate or other instrument delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Section 9.2.

(b) Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud or claims to enforce the performance of covenants expressly required to be performed after the Closing, (i) no Representative or Affiliate of any Contributor (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in any Contributor) shall have any liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of any Contributor in this Agreement or in any Closing Certificate delivered by the Contributor, and (ii) no Representative or Affiliate of Buyer (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Buyer) shall have any liability to the Contributor or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Buyer in this Agreement or in any Closing Certificate delivered by Buyer.

10.3 Waiver of Claims.

(a) Each Contributor and each Contributor Owner hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and each of their respective past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, its “Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, Liabilities and rights against the Alta Mesa Entities, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Contributor and each such

Contributor Owner or any of their Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the Alta Mesa Entities or their business, including pursuant to the Existing Alta Mesa Partnership Agreement (and any breaches thereof), pursuant to this Agreement, the Transactions or otherwise, whether in law or in equity, in contract, in tort or otherwise, in any capacity, including any claims to any additional Interests in the Alta Mesa Entities or any distributions or payments (as consideration of services or otherwise) from the Alta Mesa Entities by reason of any matter, cause or thing whatsoever other than obligations arising under the covenants which expressly surviving Closing as provided in Section 10.2(a) (the “Contributor Released Claims”). Each Contributor and each Contributor Owner agrees not to, and to cause its Related Persons not to, assert any Proceeding against Buyer or any of its Affiliates with respect to the Contributor Released Claims.

(b) Buyer and each Alta Mesa Entity each hereby waives, acquits, forever discharges and releases, effective as of the Closing, on behalf of itself and its past, present and future stockholders, partners, members and Representatives and each of their respective successors and assigns (collectively, their respective “Buyer Related Persons”), to the fullest extent permitted by Law, any and all Proceedings, causes of action, damages, judgments, liabilities and rights against the Contributor and all Contributor Owners and their respective Related Persons, whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise, that the Buyer or any Alta Mesa Entity or their respective Buyer Related Persons has ever had, may now or hereafter have to the extent, and only to the extent, arising from facts, occurrences or circumstances existing at or prior to the Closing, in each case, relating to the ownership by a Contributor, Contributor Owner or its Related Persons of an Alta Mesa Entity or the business of an Alta Mesa Entity, including pursuant to the respective Organizational Documents thereof or predecessor agreements thereto (and any breaches thereof), whether in law or in equity, in contract, in tort or otherwise, in any capacity (the “Alta Mesa Released Claims”). Buyer and each Alta Mesa Entity each agrees not to, and to cause its respective Buyer Related Persons not to, assert any Proceeding against any Contributor, Contributor Owner or its Related Persons with respect to the Alta Mesa Released Claims.

10.4 Access to Information.

(a) After the Closing Date, the Contributor and Buyer shall grant to each other (or their respective designees), and Buyer shall cause the Alta Mesa Entities to grant to the Contributor (or its designees), reasonable access at all reasonable times to all of the Records of the Alta Mesa Entities in its possession or the possession of any Alta Mesa Entity to the extent such Records are necessary to the Contributor in connection with any investigation or audit by a Governmental Authority or any claim or dispute by or with any Person other than Buyer or any Alta Mesa Entity. Buyer shall maintain, and shall cause the Alta Mesa Entities to maintain, such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the Contributor shall advise Buyer is necessary in order to have Records available with respect to Tax matters), or if any of the Records pertain to any claim or dispute pending on the seventh anniversary of the Closing Date, Buyer shall maintain any of the Records designated by the Contributor or its Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything herein to the contrary, in the event of a dispute between the Parties, the furnishing of, or access to, the Records shall be subject to applicable rules relating to discovery.

(b) The Contributor and the Contributor’s Affiliates may retain a copy of all data room materials and all books and records prepared in connection with the transaction contemplated by this Agreement, including (i) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder and (ii) copies of all financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Contributor; provided that all such material shall be Confidential Information for purposes of Section 6.7(b). This Section 10.4 shall survive the Closing.

ARTICLE XI

MISCELLANEOUS

11.1 Notice.

(a) All notices, requests, demands, and other communications required or permitted to be given or made hereunder by Buyer or any Contributor (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service or (d) delivered by e-mail of a PDF document, in each case, to Buyer and each Contributor at the addresses set forth on Schedule 11.1 (or at such other addresses as shall be specified by Buyer and each Contributor by similar notice).

(b) Notices shall be effective and deemed received (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five (5) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

11.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions.

11.4 Disclosure. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Neither the Schedules, the exhibits nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by the Contributor, the Alta Mesa Parties or Buyer not expressly set out in the Agreement, and neither the Schedules, the exhibits, nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of the Contributor, the Alta Mesa Parties or

Buyer in the Agreement. Any item or matter disclosed or listed on any particular Schedule is deemed to be disclosed or listed on any other Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other Schedule or the section of this Agreement to which such other Schedule corresponds, notwithstanding the fact that the Schedules are arranged to correspond to the sections of the Agreement, that a particular section of this Agreement makes reference to a particular Schedule, or that a particular representation, warranty or covenant in this Agreement may not make reference to a Schedule. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. The fact that any item of information is contained in the Schedules is not an admission of liability under any applicable Law, and does not mean that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Party shall use the specification of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The information set forth on the Schedules or exhibits shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Party shall use the specification or the inclusion of any such item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter described or not described herein or included or not included in the Schedules is or is not in the ordinary course of business for purposes of the Agreement. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement.

11.5 Waiver . Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will, subject to Section 10.2, be cumulative and not alternative.

11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Contributor and Buyer.

11.7 No Third Party Beneficiary. Except for the provisions of Section 6.2(b), Section 6.5, Section 6.6(i) and Section 10.3 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person; provided that only Buyer and each Contributor (and their respective successors and assigns) will have the right to enforce the provisions of this Agreement on its behalf or on behalf of any of its related indemnitees (but shall not be obligated to do so).

11.8 Assignment; Binding Effect. Any Party may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

11.10 Invalid Provisions. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable rule of Law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12 Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas (without regard to any conflict of laws principles thereof). Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions shall be brought and determined by courts of the State of Texas located in Harris County and the federal courts of the United States of America located in the State of Texas, Southern District, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM RELATED THERETO.

11.13 Trust Account Waiver. Reference is made to the final prospectus of Buyer, filed with the SEC (File No. 333-216409) (the “Prospectus”), and dated as of March 23, 2017. Each of the Contributor, the Contributor Owners and the Alta Mesa Parties acknowledges that it has read the Prospectus and understands that Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately $1,035.0 million for the benefit of Buyer’s public stockholders and certain parties (including the underwriters of the IPO) and that Buyer may disburse monies from the Trust Account only: (a) to Buyer’s public stockholders in the event they elect to exercise their Buyer Stockholder Redemption Right, (b) to Buyer’s public stockholders if Buyer fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any income taxes with any interest earned on the amounts held in the Trust Account or (d) to Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of Buyer entering into this Agreement with the Contributor, the Contributor Owners and the Alta Mesa Parties regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Contributor, the Contributor Owners and the Alta Mesa Parties hereby agrees on behalf of itself and its Affiliates that, notwithstanding any provision of this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Buyer, the Contributor, any of the Contributor Owners or the Alta Mesa Parties, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Contributor, the Contributor Owners and the Alta Mesa Parties hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). Each of the Contributor, the Contributor Owners and the Alta Mesa Parties agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce it to enter in this Agreement, and each of the Contributor, the Contributor Owners and the Alta Mesa Parties further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent any Contributor, any of the Contributor Owners or any Alta Mesa Party commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the Contributor, such Contributor Owner or such Alta Mesa Party hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Contributor, such Contributor Owner or such Alta Mesa Party (or any party claiming on such Person’s behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein; provided that (i) nothing herein shall serve to limit or prohibit the Contributor, the Contributor Owners’ or the Alta Mesa Entities’ right to pursue a claim against Buyer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Contributor, the Contributor Owners or the Alta Mesa Entities may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). In the event any Contributor, any of the Contributor Owners or any Alta Mesa Party or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom), whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Contributor and such Contributor Owner or such Alta Mesa Party, as applicable, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or Proceeding.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ALTA MESA HOLDINGS, LP By: Alta Mesa Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

ALTA MESA HOLDINGS GP, LLC

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

HIGH MESA HOLDINGS, LP By: High Mesa Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

HIGH MESA HOLDINGS GP, LLC

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signature Page to Contribution Agreement

SILVER RUN ACQUISITION CORPORATION II

By:	/s/ James T. Hackett
James T. Hackett,
Chief Executive Officer

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

HIGH MESA, INC.

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13 ALTA MESA RESOURCES, LP By: Alta Mesa Resources GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13 GALVESTON BAY RESOURCES HOLDINGS, LP By: Galveston Bay Resources Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13 PETRO ACQUISITIONS HOLDINGS, LP By: Petro Acquisitions Holdings GP, LLC, its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13 PETRO OPERATING COMPANY HOLDINGS, INC.

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

/s/ Harlan H. Chappelle
HARLAN H. CHAPPELLE

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

/s/ Dale Hayes
DALE HAYES

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.7, Section 10.3 and Section 11.13

AM EQUITY HOLDINGS, LP

By:  Alta Mesa Resources, LP,
its general partner

By:  Alta Mesa Resources GP LLC,
its general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
Chief Executive Officer

Signature Page to Contribution Agreement

Solely and exclusively for the limited purpose of Section 6.6(j), Section 6.7, Section 10.3 and Section 11.13 /s/ Michael E. Ellis
Michael E. Ellis

Signature Page to Contribution Agreement